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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Veritiv Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2020 PROXY STATEMENT

Notice of 2020 Annual Meeting
of Shareholders to be held on April 29, 2020

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
www.veritivcorp.com

March 12, 2020

To Our Shareholders,

You are cordially invited to attend the Veritiv Corporation 2020 Annual Meeting of Shareholders to be held on Wednesday, April 29, 2020 at 9:00 a.m., Eastern Time, at the Ritz-Carlton Hotel, 181 Peachtree Street NE, Atlanta, Georgia 30303.

The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting and the nominees for election as directors. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Your vote is important. You may cast your vote in person at the meeting, over the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your continued support of Veritiv.

Sincerely,

Mary A. Laschinger Chairman of the Board and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 29, 2020
Time:	9:00 a.m., Eastern Time
Place:	Ritz-Carlton Hotel, 181 Peachtree Street NE, Atlanta, Georgia 30303
Purpose:	1.

To elect as directors the eight nominees named in the proxy statement and recommended by the Board of Directors to serve for a one year term expiring at the 2021 annual meeting of shareholders and until their successors are elected and qualified;

	2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020;
	3.	To approve, on an advisory basis, the Company's executive compensation; and
	4.	To consider and act upon any other matter that may properly come before the annual meeting, or any postponements or adjournments thereof.
Who Can Vote:	Shareholders of record at the close of business on March 2, 2020.
How Can You Vote:

You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may vote by completing and submitting a proxy card or voting instruction form. You may also vote in person at the annual meeting.

Who Can Attend:

All shareholders are invited to attend the annual meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted.

By Order of the Board of Directors,

Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2020

Our Proxy Statement for the 2020 Annual Meeting of Shareholders and our Annual Report to
Shareholders for the year ended December 31, 2019 are available at
 http://www.veritivcorp.com/2019annualreport.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2020

Veritiv Corporation (the Company, Veritiv, we, us or our) is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of the Company (Board) of the enclosed form of proxy for the Company's 2020 annual meeting of shareholders.

The Company pays for the preparation and mailing of the Notice of Annual Meeting, this proxy statement and our annual report, and the Company has also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of this proxy statement and other proxy materials to the beneficial owners of shares of its common stock at the Company's expense. This proxy statement is dated March 12, 2020 and is first being mailed to the Company's shareholders on or about March 12, 2020.

Why am I receiving these proxy materials?

These materials are being furnished to you because the Board is soliciting your proxy to vote at the annual meeting, and at any postponements or adjournments of the annual meeting. This proxy statement describes the matters on which you, as a shareholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is a proxy?

A proxy is your legal designation of another person to vote the shares you own at the annual meeting. If you are a shareholder of record, you can designate a proxy by completing and submitting a proxy card. By completing and submitting a proxy card, which identifies the persons authorized to act as your proxy, you are giving each of those persons authority to vote your shares as you have instructed. If your shares are held by a broker, bank, trustee or other nominee (i.e., in street name), you may instead receive a voting instruction form. By completing and submitting a voting instruction form, you are giving your broker, bank, trustee or other nominee authority to vote your shares as you have instructed. We strongly encourage you to instruct your broker or other nominee how you wish to vote. By voting via proxy, each shareholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card or voting instruction form?

You will receive multiple proxy cards or voting instruction forms if you hold your shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive, or vote using the Internet or by telephone as described in the instructions included with your proxy card(s), voting instruction form(s) or in the Notice of Internet Availability of Proxy Materials.

Why didn't I receive paper copies of the proxy materials?

The Company is furnishing proxy materials to our shareholders via the Internet instead of mailing printed copies of those materials, as permitted by rules adopted by the U.S. Securities and Exchange Commission (SEC). This option allows the Company to provide our shareholders with information they need, while reducing our use of natural resources, and cutting back on potentially unwanted materials in our shareholders' mail boxes.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

The Board established March 2, 2020 as the record date for the annual meeting. Shareholders who own shares of the Company's common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting.

How many shares are entitled to vote at the annual meeting?

As of the close of business on the record date, there were 16,149,748 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between a shareholder of record and a beneficial owner?

Most of our shareholders hold their shares beneficially through a broker, bank, trustee or other nominee rather than of record directly in their own name with Computershare Inc., our transfer agent. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and proxy materials are being sent directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and proxy materials are being forwarded to you by your broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote those shares in person at the annual meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or other nominee has enclosed a voting instruction form for you to use in directing your broker or other nominee as to how to vote your shares.

How many votes must be present to hold the annual meeting?

We must have a quorum to conduct the annual meeting. A quorum is a majority of the voting power of the shares entitled to vote at the meeting, present in person or by proxy. Properly signed proxies that are marked abstain are known as abstentions. Shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as broker non-votes. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares represented and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

A representative from Computershare Inc. will determine if a quorum is present, tabulate the votes and serve as the Company's inspector of election at the annual meeting.

What vote is required to approve each proposal?

Proposal 1: Election of directors. In order to be elected, a director nominee must receive the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote and represented in person or by proxy at the annual meeting. Shareholders do not have a right to cumulate their votes for the election of directors. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 1. Broker non-votes will not be counted as represented and entitled to vote and will therefore have no impact on the election of director nominees.

Proposal 2: Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020. The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2020. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 2.

Proposal 3: Advisory vote on executive compensation. The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to approve, on an advisory basis, the Company's executive compensation. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the effect of a vote against Proposal 3. Broker non-votes will not be counted as represented and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Any other matter that properly comes before the meeting will require the approval of the affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the annual meeting.

How do I vote my shares?

You can vote your shares in one of the following manners:

  •
  by using the Internet;

  •
  by telephone;

  •
  by mail; or

  •
  by attending the annual meeting and voting in person.

If you are a shareholder of record, please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials or, if you received your proxy materials by mail, on the proxy card(s).

If you are a beneficial owner of shares held in street name, your broker, bank, trustee or other nominee will provide you with instructions for voting your shares.

Can I change my vote after I vote by mail, by telephone or using the Internet?

Yes, if you are a shareholder of record, you can change your vote in any one of the following ways:

  •
  send a written notice to the Corporate Secretary of the Company at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328 stating that you revoke your proxy, so long as it is received prior to the annual meeting;

  •
  if you received your proxy materials by mail, sign and mail a proxy card bearing a later date, so long as it is received prior to the annual meeting;

  •
  vote again by using the Internet or by telephone; or

  •
  attend the annual meeting and vote in person.

Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action in order to revoke your proxy.

If you are a beneficial owner of shares held in street name, you must contact your broker, bank, trustee or other nominee in order to revoke your proxy.

How will my proxy be voted?

If you are a shareholder of record and you complete, sign, date and return your proxy card(s), or vote by using the Internet or by telephone, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s), but do not indicate how you want to vote, your shares will be voted in accordance with the Board's recommendation.

If you are a beneficial owner, your broker or other nominee will vote your shares with respect to Proposals 1 and 3 only if you instruct your broker or other nominee how to vote. If you do not provide your broker or other nominee with instructions, your broker or other nominee will not be authorized to vote your shares with respect to Proposals 1 and 3. Your broker or other nominee may, but is not required to, vote your shares with respect to Proposal 2 if you do not instruct your broker or other nominee how to vote.

What are the Board's recommendations on how I should vote my shares?

The Board unanimously recommends that you vote your shares as follows:

                Proposal 1—FOR the election of the eight director nominees named in this proxy statement to serve for a one-year term expiring at the 2021 annual meeting of shareholders and until their successors are elected and qualified.

                Proposal 2—FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020.

                Proposal 3—FOR the approval, on an advisory basis, of the Company's executive compensation.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold shares in street name and you also wish to be able to vote at the meeting, you must also obtain a proxy, executed in your favor, from your broker or other nominee. All current shareholders are invited to attend the meeting, even if you did not hold shares on the record date.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

We will bear the cost of soliciting proxies, including expenses incurred in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf in person or by mail or telephone and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $12,500 for these services, plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Who can answer my questions?

If you need additional copies of the proxy materials, have questions about the proxy materials or the annual meeting, or need assistance in voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders call toll-free at (888) 750-5834
Banks and brokers can call collect at (212) 750-5833

You may also contact us at the following address:

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
Attention: Corporate Communications
Telephone: 844-VERITIV or (844) 837-4848

The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 2, 2020 (based on a total of 16,149,748 shares of our common stock outstanding as of March 2, 2020) by (i) each of our directors, (ii) each of the named executive officers, (iii) all of our current directors and executive officers as a group and (iv) owners of more than 5% of the outstanding shares of our common stock. In accordance with SEC rules, beneficial ownership includes: (i) all shares the shareholder actually owns beneficially or of record; (ii) all shares over which the shareholder has or shares voting or dispositive control; and (iii) all shares the shareholder has the right to acquire within 60 days of March 2, 2020. Except as indicated in the footnotes to the table, the Company believes the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

Name of Beneficial Owner	Number of Shares (1)(2)	Percentage of Shares
Directors (excluding Ms. Laschinger)

Shantella E. Cooper	0	*

David E. Flitman	12,796	*

Daniel T. Henry	19,986	*

Tracy A. Leinbach	24,986	*

Stephen E. Macadam	0	—

William E. Mitchell	14,986	*

Michael P. Muldowney	14,986	*

Charles G. Ward, III	34,986	*

John J. Zillmer	14,986	*

Named Executive Officers

Mary A. Laschinger	134,977	*

Stephen J. Smith	45,171	*

Thomas S. Lazzaro	43,469	*

Salvatore A. Abbate	0	—

Daniel J. Watkoske	30,646	*

All executive officers and directors as a group (17 persons)	371,575	2.3%

More than 5% owners

The Baupost Group, L.L.C., Baupost Group GP, L.L.C. and Seth A. Klarman (3)	3,564,439	22.4%

UWW Holdings, LLC (4)	2,783,840	17.5%

BlackRock, Inc. (5)	2,038,722	12.7%

Dimensional Fund Advisors LP (6)	1,323,848	8.2%

The Vanguard Group (7)	815,252	5.1%

*
Less than 1%.

(1)
Amounts in this column include fully-vested shares of phantom stock (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 11,596 shares for Mr. Flitman, 4,946 shares for Ms. Leinbach and 11,773 shares for each of Mr. Mitchell, Mr. Muldowney and Mr. Ward.

(2)
Amounts in this column include fully-vested stock settled deferred share units (each equivalent in value to one share of the Company's common stock) awarded to non-employee directors as follows: 3,213 units for each of Mr. Henry, Ms. Leinbach, Mr. Mitchell, Mr. Muldowney, Mr. Ward and Mr. Zillmer.

(3)
Based on the information provided pursuant to the Schedule 13G/A filed by The Baupost Group, L.L.C. (Baupost), Baupost Group GP, L.L.C. (BG GP) and Seth A. Klarman with the SEC on February 13, 2019. Baupost, BG GP, and Mr. Klarman each reported that, as of December 31, 2018, it or he has shared voting and dispositive power with respect to 3,564,439 shares of Company common stock. Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. BG GP, as the Manager of Baupost, and Mr. Klarman, as the sole owner and Managing Member of BG GP and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13 of the Securities Exchange Act of 1934, as amended, of the securities beneficially owned by Baupost. Each of Baupost, BG GP and Mr. Klarman has a business address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(4)
Based on the information provided pursuant to the Schedule 13D/A filed by UWW Holdings, LLC (UWW Schedule 13D/A) with the SEC on September 26, 2018. UWW Holdings, LLC reported that, as of September 25, 2018, it has sole voting and dispositive power with respect to 2,783,840 shares of Company common stock. The UWW Schedule 13D/A indicates that voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised through a three-member board of managers acting by majority vote. Bain Capital Fund VII, L.P. (Fund VII) and Bain Capital VII Coinvestment Fund, L.P. (Coinvestment VII) have the right to appoint two of the three members of the board of managers of UWW Holdings, LLC. Bain Capital Investors, LLC (BCI) is the general partner of Bain Capital Partners VII, L.P., which is the general partner of each of Fund VII and Coinvestment VII (collectively, BCI and its investment funds advised or managed by it, Bain Capital). In addition, certain investment funds associated with Bain Capital collectively hold common equity interests of UWW Holdings, LLC (together with Fund VII and Coinvestment VII, the Bain Capital Funds). Each of BCI, the Bain Capital Funds and UWW Holdings, LLC has a business address c/o Bain Capital Investors, LLC, 200 Clarendon Street, Boston, Massachusetts 02116.

(5)
Based on the information provided pursuant to the Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on February 4, 2020. BlackRock reported that, as of December 31, 2019, it has sole voting power with respect to 2,003,815 shares of Company common stock and sole dispositive power with respect to 2,038,722 shares of Company common stock. BlackRock has a business address of 55 East 52nd Street, New York, New York 10055.

(6)
Based on the information provided pursuant to the Schedule 13G/A filed by Dimensional Fund Advisors LP (Dimensional) with the SEC on February 12, 2020. Dimensional reported that, as of December 31, 2019, it has sole voting power with respect to 1,279,234 shares of Company common stock and sole dispositive power with respect to 1,323,848 shares of Company common stock. Dimensional is a registered investment adviser and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the Funds). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all of the shares of Company common stock are owned by the Funds. Dimensional disclaims beneficial ownership of such shares. Dimensional has a business address of Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
Based on the information provided pursuant to the Schedule 13G filed by The Vangard Group (Vangard) with the SEC on February 11, 2020. Vangard reported that, as of December 31, 2019, it has sole voting power with respect to 11,573 shares of Company common stock, sole dispositive power with respect to 804,371 shares of Company common stock and shared dispositive power with respect to 10,881 shares of Company common stock. Vangard has a business address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

At the 2020 annual meeting of shareholders, the eight nominees named in this proxy statement are standing for election or re-election as directors of the Company for a one-year term. Following a search process initiated by the Nominating and Governance Committee, the Committee identified Stephen E. Macadam and Shantella E. Cooper as qualified director candidates and recommended them to the Board. As previously disclosed, the Board appointed Mr. Macadam and Ms. Cooper as directors in February, 2020. Mr. Mitchell and Mr. Zillmer, current directors of the Company, will be retiring and are not standing for re-election at the annual meeting.

Each director nominee will be elected if he or she receives more "FOR" votes than "AGAINST" votes. Each nominee elected as a director will continue in office until the 2021 annual meeting of shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

The Nominating and Governance Committee of the Board is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate's qualifications, the Nominating and Governance Committee will consider the candidate's independence, skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. The Nominating and Governance Committee has adopted Director Qualification Criteria and Independence Standards, which, in general, require that director candidates have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Governance Committee seeks qualified candidates with diverse backgrounds including, but not limited to, such factors as race, gender and ethnicity. Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will consider director candidates recommended by shareholders, provided such recommendations comply with the process set forth in our bylaws. In assessing such candidates, the Nominating and Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines and our Director Qualification Criteria and Independence Standards, which may be viewed in the governance section of our website at http://ir.veritivcorp.com, for additional information on the selection of director candidates.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of director seats. However, the Company has no reason to believe that any nominee will be unable to serve.

The following are descriptions of the business and public company director experience of our director nominees, including their current principal positions, terms of office, and ages as of March 1, 2020. We have been advised that there are no family relationships among any of our executive officers and directors.

Shantella E. Cooper

Independent Director Age: 52 Director Since: February 2020 Current Board Committees: • Compensation and Leadership Development • Nominating and Governance

Background

Shantella E. Cooper has served as the Executive Director for the Atlanta Committee for Progress since January 2019. In this role, she provides leadership on key issues relating to economic growth and inclusion in Atlanta. From February 2016 to May 2018, Ms. Cooper served as the Chief Transformation Officer for WestRock Company, a leading paper and packaging solutions company, where she was responsible for leading the company's efforts to develop processes and capabilities needed for growth. From January 2011 to February 2016, Ms. Cooper served as the Vice President and General Manager of Lockheed Martin Aeronautics Company, an aerospace and defense contractor. While at Lockheed, Ms. Cooper oversaw the 6,000-employee operation responsible for designing, producing, modifying and maintaining military aircraft for the United States and countries around the world. Ms. Cooper also serves as a director of Atlantic Capital Bancshares, Inc. and Georgia Power Company.

Attributes and Skills

Ms. Cooper brings to the Board in-depth knowledge of business operations, transformation and strategy, together with experience in leadership, economic growth and community affairs.

Other Directorships

Ms. Cooper also serves as a director of Atlantic Capital Bancshares, Inc. and Georgia Power Company.

David E. Flitman

Independent Director Age: 55 Director Since: July 2017 Current Board Committees: • Audit and Finance • Compensation and Leadership Development

Background

Mr. Flitman is the President and Chief Executive Officer of BMC Stock Holdings, Inc., a leading provider of diversified building products, services and innovative building solutions in the U.S. residential construction market, a position he assumed in September 2018. From January 2015 to September 2018, he served as the Executive Vice President of Performance Food Group Company, a family of leading foodservice distributors, and President and Chief Executive Officer of its Performance Foodservice division. From January 2014 to December 2014, Mr. Flitman served as Chief Operating Officer and President USA and Mexico of Univar Corporation, a global chemical distributor. Mr. Flitman joined Univar in December 2012 as President USA with additional responsibility for Univar's Global Supply Chain and Export Services teams. From November 2011 to September 2012, he served as Executive Vice President and President Water and Process Services at Ecolab, the global leader in water, hygiene and energy technologies and services. From August 2008 to November 2011, Mr. Flitman served as Senior Executive Vice President of Nalco until it was acquired by Ecolab. He also served as President of Allegheny Power from February 2005 to July 2008. Formerly, Mr. Flitman spent nearly 20 years in operational, commercial, and global business leadership positions at DuPont.

Attributes and Skills

Mr. Flitman brings to the Board of Directors strong global business leadership and executive management skills, extensive commercial distribution industry experience, and experience managing newly public companies.

Other Directorships

Mr. Flitman also serves as a director of BMC Stock Holdings, Inc.

Daniel T. Henry

Independent Director Age: 70 Director Since: June 2014 Current Board Committees: • Audit and Finance • Compensation and Leadership Development

Background

Mr. Henry served as the Chief Financial Officer of American Express Company, a global financial services company, from October 2007 until his retirement in August 2013 and as its Executive Vice President from February 2007 until his August 2013 retirement. While at American Express, Mr. Henry was responsible for leading the company's finance organization and representing American Express to investors, lenders and rating agencies. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP.

Attributes and Skills

Mr. Henry brings to the Board of Directors substantial experience and expertise with respect to complex financial systems, public company financial management and reporting, and financial and strategic planning.

Other Directorships

Mr. Henry also serves as a director of The Hanover Insurance Group and formerly served on the board of directors of Groupon, Inc.

Mary A. Laschinger

Chairman and CEO Age: 59 Director Since: July 2014
Background

Ms. Laschinger has served as Chairman and Chief Executive Officer of the Company since July 2014. Ms. Laschinger served as Senior Vice President of International Paper Company, a global packaging and paper manufacturing company, from 2007 to July 2014 and as President of its xpedx distribution business from January 2010 to July 2014. She previously served as President of International Paper's Europe, Middle East, Africa and Russia business, Vice President and General Manager of International Paper's Wood Products and Pulp businesses and in other senior management roles at International Paper in sales, marketing, manufacturing and supply chain. Ms. Laschinger joined International Paper in 1992. Prior to joining International Paper, Ms. Laschinger held various positions in sales, marketing and supply chain at James River Corporation and Kimberly-Clark Corporation.

Attributes and Skills

Ms. Laschinger brings to the Board of Directors significant knowledge and executive management experience running domestic and international manufacturing and distribution businesses as well as a deep understanding of Veritiv and the industry in which it operates.

Other Directorships

Ms. Laschinger also serves as a director of Kellogg Company and the Federal Reserve Bank of Atlanta.

Tracy A. Leinbach

Independent Director Age: 60 Director Since: June 2014 Current Board Committees: • Compensation and Leadership Development (Chair) • Nominating and Governance

Background

Ms. Leinbach served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder's Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and Senior Vice President, Field Management from July 2000 to September 2000. Since beginning her career at Ryder in 1985, Ms. Leinbach served in various finance, operations and sales positions of increasing responsibility, including serving Ryder Transportation Services as Managing Director-Europe, Senior Vice President and Chief Financial Officer, Senior Vice President, Business Services and Senior Vice President, Purchasing and Asset Management. Prior to her career with Ryder, Ms. Leinbach, a former licensed CPA, worked in public accounting for Price Waterhouse.

Attributes and Skills

Ms. Leinbach brings to the Board of Directors particular knowledge, expertise and perspectives in corporate finance, operations, sales and logistics, strategic planning and risk management, issues regarding the management of a multinational corporation, and financial reporting, and accounting issues for large public companies.

Other Directorships

Ms. Leinbach also serves as a director of Hasbro, Inc. and formerly served on the board of directors of Forward Air Corporation.

Stephen E. Macadam

Independent Director Age: 59 Director Since: February 2020 Current Board Committees: • Audit and Finance • Compensation and Leadership Development

Background

Mr. Macadam is the retired Vice Chairman of EnPro Industries, Inc., a niche manufacturer and provider of precision industrial components, solutions, and services. Mr. Macadam served as President and Chief Executive Officer of EnPro from April 2008 until July 2019 and as Vice Chairman from July 2019 through February 2020. From October 2005 to March 2008, Mr. Macadam served as Chief Executive Officer of BlueLinx Holdings Inc., a North American building product-distribution business. From August 2001 to October 2005, Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company, LLC, a rigid plastic container manufacturer. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company from 1988 until 1998, culminating in the role of principal in charge of McKinsey's Charlotte, North Carolina operation.

Attributes and Skills

Mr. Macadam brings to the Board of Directors strong leadership and operations experience developed as CEO of manufacturing and distribution businesses, both in the U.S. and globally, broad experience with public and private boards of directors, and extensive knowledge in the areas of strategy, business transformation, organizational change and operational efficiencies.

Other Directorships

Mr. Macadam also serves as a director of Valvoline, Inc. and Louisiana-Pacific Corporation and formerly served on the board of directors of EnPro Industries, Inc.

Michael P. Muldowney

Independent Director Age: 56 Director Since: June 2014 Current Board Committees: • Audit and Finance (Chair) • Nominating and Governance

Background

Mr. Muldowney is the Chief Executive Officer of Foxford Capital, LLC, a strategic financial advisory and investment management firm he founded in 2012. From June 2014 to December 2018, Mr. Muldowney served as Chief Financial Officer of Gordon Brothers Group, a global advisory, restructuring and investment firm. From 2007 to 2011, Mr. Muldowney served as the Executive Vice President and Chief Financial Officer of Houghton Mifflin Harcourt Company, a global educational publishing company. From March 2011 to September 2011, Mr. Muldowney also served as Houghton Mifflin Harcourt Company's Interim Chief Executive Officer. Houghton Mifflin Harcourt Company filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012 and emerged with a confirmed plan in June 2012. Previously, Mr. Muldowney served in various capacities, including as Chief Operating Officer, Chief Financial Officer, President and Director, at Nextera Enterprises, Inc., a consulting firm. Early in his career, Mr. Muldowney held various management positions with Marsh & McLennan Companies, including Corporate Controller and Principal of the Mercer Management Consulting subsidiary.

Attributes and Skills

Mr. Muldowney, a former Certified Public Accountant, brings to the Board of Directors a broad-based business background and significant financial expertise and leadership skills.

Other Directorships

Mr. Muldowney also serves as a director of iAnthus Capital Holdings, Inc.

Charles G. Ward, III

Independent Director Age: 67 Director Since: June 2014 Current Board Committees: • Audit and Finance • Nominating and Governance (Chair)

Background

Mr. Ward was a partner at Perella Weinberg Partners, a global, independent advisory and asset management firm, from March 2012 until his retirement in December 2015. From October 2010 to December 2011, Mr. Ward served as Chief Investment Officer for Arcapita Inc., a private equity firm. Arcapita filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2012 and emerged with a confirmed plan in September 2013. From 2002 to 2010, Mr. Ward was President of Lazard Ltd., a leading financial advisory and investment management firm. Prior to that, Mr. Ward served as Global Head of Investment Banking and Private Equity for Credit Suisse First Boston and as a Co-Founder and member of the board of directors of Wasserstein Perella Group, a U.S. investment bank.

Attributes and Skills

Mr. Ward brings to the Board of Directors significant financial expertise and extensive investment banking, capital markets, and private equity experience.

Other Directorships

None.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE

NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

CORPORATE GOVERNANCE PRINCIPLES

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our bylaws. The Board is responsible for assuring appropriate alignment of its leadership structure, committees and management with the interests of shareholders, employees and the communities in which the Company operates, and may, pursuant to its bylaws, establish committees to exercise delegated authority. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other executive officers, by reviewing materials provided to them and by participating in Board and committee meetings.

The Board has adopted policies and procedures designed to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Business Conduct and Ethics, may be viewed in the governance section of our website at http://ir.veritivcorp.com. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller in accordance with SEC rules.

The Nominating and Governance Committee periodically reviews our Corporate Governance Guidelines and reassesses the adequacy of such guidelines and proposes changes as warranted for approval by the Board.

DIRECTOR INDEPENDENCE

A majority of our directors must be independent as defined by the Director Qualification Criteria and Independence Standards adopted by the Board and the rules of the NYSE and the SEC. The Board makes a determination as to the independence of each director upon such director's initial appointment and thereafter on an annual basis. The Board has determined that each of the current members of the Board, except for Mary A. Laschinger, has no material relationship with the Company and satisfies all the criteria for being independent members of our Board within the meaning of the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC.

BOARD COMPOSITION AND LEADERSHIP STRUCTURE

The Board currently consists of ten directors, eight of whom are standing for election or re-election at the annual meeting. Our charter and bylaws provide that the Board may increase or decrease the size of the Board and fill any vacancies. Our Corporate Governance Guidelines provide that a director shall retire at the end of the term expiring in the year in which the director attains the age of 75; however, the Board, in its discretion, may decide to recommend a retiring director for an additional year of service.

Ms. Laschinger serves as the Chairman of the Board and CEO of the Company. The Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for the Company at the present time as it promotes unified leadership and direction, allowing for a single, clear focus for management to execute our Company's strategic and business plans. In coming to this conclusion, the independent directors considered Ms. Laschinger's vast industry experience that affords her a broad and uniquely well-informed perspective on our business, as well as substantial insight into the trends and opportunities that may affect our future. The combination of the Chairman and CEO roles is balanced by a supermajority of our Board being comprised of independent directors, as well as the election of a Presiding Director by our independent directors. As discussed further below, the Presiding Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict and chairing those Board sessions that are attended only by independent directors. Our Board believes that having a Presiding Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

BOARD MEETINGS, EXECUTIVE SESSIONS AND PRESIDING DIRECTOR

During 2019, the Board met seven times and each current director who served during that time attended at least 85% of the total number of Board meetings and of the meetings of the standing committees on which he or she then served. Our independent directors meet at regularly scheduled executive sessions at least semiannually without management representatives or non-independent directors present. Executive sessions generally coincide with regularly scheduled meetings of the Board. As provided in the Company's Corporate Governance Guidelines, executive sessions are chaired by the Presiding Director. The independent members of the Board, based on the recommendation of the Nominating and Governance Committee, elected Mr. Zillmer, who is an independent director, to serve as Presiding Director until the 2020 annual meeting.

The responsibilities of the Presiding Director include:

  •
  in consultation with the Nominating and Governance Committee, determining a schedule and agenda for regular executive sessions attended by independent directors without management participation and presiding over such sessions;

  •
  convening meetings of independent directors;

  •
  in consultation with the Compensation and Leadership Development Committee, organizing the process pursuant to which the independent directors shall evaluate the performance of the Chairman and CEO;

  •
  coordinating, developing agenda items for, moderating and maintaining a record of all meetings of independent directors;

  •
  consulting with the Chairman and CEO regarding agenda items and other logistics for Board meetings to assure sufficient time for discussion of all agenda items;

  •
  serving as a liaison between non-management directors and the Chairman and CEO and other leadership team members, particularly with respect to sensitive matters; and

  •
  participating in the director recruitment process along with the Chairman and CEO and the Nominating and Governance Committee.

The Presiding Director is also available to receive direct communications from shareholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for the Company or perform other responsibilities.

ANNUAL MEETING ATTENDANCE

Our Corporate Governance Guidelines provide that members of the Board are expected to attend annual shareholders meetings and all directors then serving attended the 2019 annual meeting.

BOARD COMMITTEES

The standing committees of the Board are the Audit and Finance Committee, the Compensation and Leadership Development Committee and the Nominating and Governance Committee. All of the standing committees are comprised entirely of independent directors in accordance with the NYSE listing standards. The table below shows the current members of each of the committees and the number of meetings each committee held in 2019:

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Nominating and Governance Committee

Shantella E. Cooper		✓	✓

David E. Flitman	✓	✓

Daniel T. Henry	✓	✓

Tracy A. Leinbach		Chair	✓

Stephen E. Macadam	✓	✓

William E. Mitchell		✓	✓

Michael P. Muldowney	Chair		✓

Charles G. Ward, III	✓		Chair

Number of Meetings	9	4	4

Audit and Finance Committee

The principal functions of the Audit and Finance Committee include:

  •
  reviewing and discussing with the independent auditors of the Company the scope and thoroughness of the independent auditors' examination and reports, and judgments made, and considering recommendations of the independent auditors;

  •
  reviewing and discussing with management of the Company analyses prepared, the scope and thoroughness of review, and judgments made;

  •
  appointing the independent auditor and pre-approving all services and related fees for the year;

  •
  preparing and approving the committee report required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to shareholders;

  •
  reviewing the independent auditor's qualifications, performance and independence;

  •
  reviewing the sufficiency and effectiveness of the Company's system of internal controls, including compliance with legal and regulatory requirements;

  •
  reviewing and discussing the Company's quarterly and annual filings on Form 10-Q and Form 10-K, respectively;

  •
  reviewing periodically the Company's antifraud programs and controls;

  •
  evaluating enterprise financial risk exposures and risk management policies;

  •
  reviewing financing and capital structure plans;

  •
  reviewing and recommending approval authority for capital expenditures, financings, acquisitions and divestments; and

  •
  performing other functions or duties deemed appropriate by the Board.

Our Board has determined that each member of the Audit and Finance Committee satisfies all applicable financial literacy requirements, each member meets the definition of an audit committee financial expert as defined by the SEC and each member is independent as defined by the listing standards of the NYSE.

The Audit and Finance Committee charter is posted in the governance section of our website at http://ir.veritivcorp.com.

Compensation and Leadership Development Committee

The principal functions of the Compensation and Leadership Development Committee include:

  •
  establishing, periodically reviewing and implementing the Company's compensation philosophy and overseeing the development and implementation of the compensation programs for the executive officers;

  •
  determining the corporate and individual performance measures and objectives of the Company's executive officers;

  •
  assuring that the total compensation paid to the Company's executive officers is fair, equitable and competitive, based on an internal review and comparison to survey data;

  •
  approving and administering the terms and policies of the Company's long-term incentive compensation programs for executive officers;

  •
  approving and administering the terms and policies of the Company's short-term incentive compensation programs for executive officers;

  •
  approving the Company's performance achievement as measured against its incentive compensation plan metrics and the resulting payouts;

  •
  reviewing and approving employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits for executive officers;

  •
  reviewing and approving retirement and benefit plans for executive officers;

  •
  reviewing at least annually senior management succession planning and policies and programs for the development of leadership personnel;

  •
  preparing and approving the report of the compensation committee required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to shareholders; and

  •
  performing other functions or duties deemed appropriate by the Board.

The Compensation and Leadership Development Committee charter is posted in the governance section of our website at http://ir.veritivcorp.com.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee include:

  •
  developing qualifications/criteria for selecting and evaluating director nominees and evaluating current directors;

  •
  considering and proposing director nominees for election to the Board;

  •
  selecting candidates to fill Board vacancies as they may occur;

  •
  making recommendations to the Board regarding the committee membership;

  •
  reviewing and making recommendations with respect to the compensation (including equity-based compensation) of non-employee directors, including the Presiding Director;

  •
  developing and generally monitoring our Corporate Governance Guidelines and procedures;

  •
  addressing possible and actual conflicts of interest and any other potential issues concerning a director's compliance with the Company's Code of Business Conduct and Ethics;

  •
  administering the annual evaluation of the Board; and

  •
  performing other functions or duties deemed appropriate by the Board.

The Nominating and Governance Committee charter is posted in the governance section of our website at http://ir.veritivcorp.com.

COMMUNICATIONS WITH THE BOARD

Interested parties who wish to communicate with members of the Board as a group, with non-employee or independent directors as a group, or with any individual directors, including with the Presiding Director, may do so by writing to Board Members c/o Corporate Secretary, Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. The directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the appropriate directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board's responsibility and will be forwarded to the appropriate officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

RELATED PERSON TRANSACTION POLICY

The Board recognizes that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with our senior management, the Board has enforced the conflict of interest provisions set forth in our Code of Business Conduct and Ethics. All employees and members of the Board are subject to our Code of Business Conduct and Ethics. Additionally, we have adopted a written policy regarding review and approval or ratification of related party transactions by the Audit and Finance Committee (Related Person Transaction Policy). The Related Person Transaction Policy is posted in the governance section of our website at http://ir.veritivcorp.com.

The Company's Related Person Transaction Policy defines a Related Person as any person who is, or at any time since the beginning of our last fiscal year was:

  •
  a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to the Company to be the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 5% of the Company's common stock; and

  •
  any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

For purposes of the Related Person Transaction Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

The Board has considered certain types of potential Related Person Transactions and preapproved them as not presenting material conflicts of interest. These transactions include (i) compensation paid to directors and executive officers that has been approved by the Board or the Compensation and Leadership Development Committee; (ii) transactions with another company in which the Related Person's interest derives solely from his or her service as a director of the other company that is a party to the transaction; (iii) transactions with another company in which the Related Person's interest derives solely from his or her direct or indirect ownership of less than 10% of the equity interest in another person (other than a general partnership interest) who is a party to the transaction; (iv) transactions where the Related Person's interest arises solely from the ownership of Company common stock and all holders of such common stock receive the same benefit on a pro rata basis (e.g., dividends); and (v) any transaction where the rates or charges are determined by competitive bids.

Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the General Counsel, who will then determine whether it should be submitted to our Audit and Finance Committee for consideration (or if it is not practicable or desirable for the Company to wait until the next regularly scheduled Audit and Finance Committee meeting, to the Chair of the Audit and Finance Committee). The Audit and Finance Committee, or where submitted to the Chair of the Audit and Finance Committee, the Chair, must then review and decide whether to approve any Related Person Transaction. The Audit and Finance Committee (or the Chair) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company. When applicable, the Chair of the Audit and Finance Committee shall report to the Audit and Finance Committee at its next meeting any approval under the policy pursuant to the Chair's delegated authority. There were no Related Person Transactions from January 1, 2019 through the date of this proxy statement.

BOARD ROLE IN RISK OVERSIGHT

Management is responsible for identifying and prioritizing enterprise risks facing the Company. The Board, in turn, is responsible for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, information technology and cybersecurity, compensation and compliance risks with management.

The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk, including internal control over financial reporting, related to our capital structure and significant financial exposures, and regularly evaluates financial risks associated with such programs.

The Compensation and Leadership Development Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to our governance structure and processes, including whether they are successful in preventing illegal or improper liability-creating conduct.

The Board is kept informed of each committee's risk oversight and other activities via regular reports of the committee chairs to the full Board. The Board discusses the risks and exposures, if any, involved in the committee reports, as necessary.

DIRECTOR COMPENSATION

2019 Cash Compensation.    Each of our non-employee directors received an annual cash retainer of $85,000. Following the 2019 annual meeting, the Board appointed new standing committee chairs and a new Presiding Director. The directors who served as chair of the Audit and Finance Committee received an additional annual cash retainer of $25,000, the directors who served as chair of the Compensation and Leadership Development Committee received an additional annual cash retainer of $15,000, and the directors who served as chair of the Nominating and Governance Committee received an additional annual cash retainer of $12,000, in each case prorated for their length of service as a committee chair. The directors who served as Presiding Director received an additional annual cash retainer of $25,000, prorated for their length of service as Presiding Director. We do not provide any per-meeting compensation to any of our directors. All members of our Board are reimbursed for their reasonable costs and expenses incurred in attending our Board meetings.

2019 Stock-Based Compensation.    Each of our non-employee directors received an annual stock award with a grant date fair value of $140,000. The stock awards granted to our directors were made pursuant to the Veritiv Corporation 2014 Omnibus Incentive Plan. These awards of common stock may, at the director's option, be deferred into fully-vested shares of phantom stock.

2019 Director Compensation Table.    The following table summarizes the compensation that we paid or awarded to our non-employee directors during 2019. Ms. Laschinger did not receive compensation for her service as a director. Information regarding compensation for Ms. Laschinger can be found in the Executive Compensation section of this proxy statement.

Name	Fees Earned or Paid in Cash(2)	Stock-based Awards(1)(3)	Total

David E. Flitman	$85,000	$140,000	$225,000

Daniel T. Henry	$93,333	$140,000	$233,333

Liza K. Landsman	$28,333	$0	$28,333

Tracy A. Leinbach	$99,000	$140,000	$239,000

William E. Mitchell	$93,333	$140,000	$233,333

Michael P. Muldowney	$101,666	$140,000	$241,666

Charles G. Ward, III	$93,000	$140,000	$233,000

John J. Zillmer	$106,666	$140,000	$246,666

(1)
The amounts disclosed in the "Stock-based Awards" column represent the aggregate grant date fair value of stock awards granted during 2019 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). The reported amount represents the annual stock-based compensation target of $140,000 for 2019. See Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating the amounts reported.

(2)
Ms. Landsman's fees represent the annual cash retainer for the portion of 2019 that she served as a director. The fees earned column includes fees for serving as Presiding Director for Mr. Mitchell until May 2019 and then for Mr. Zillmer for the remainder of 2019; for serving as Audit and Finance Committee chair for Mr. Henry until May 2019 and then for Mr. Muldowney for the remainder of 2019; for serving as Nominating and Governance Committee chair for Ms. Leinbach until May 2019 and then for Mr. Ward for the remainder of 2019; for serving as Compensation and Leadership Development Committee chair for Mr. Zillmer until May 2019 and then for Ms. Leinbach for the remainder of 2019.

(3)
As of December 31, 2019, each non-employee director held the following number of deferred share units and shares of phantom stock:

Name	Deferred Share Units	Phantom Stock	Total

David E. Flitman	—	11,596	11,596

Daniel T. Henry	8,649	—	8,649

Tracy A. Leinbach	8,649	4,946	13,595

William E. Mitchell	8,649	11,773	20,422

Michael P. Muldowney	8,649	11,773	20,422

Charles G. Ward, III	8,649	11,773	20,422

John J. Zillmer	8,649	—	8,649

Director Stock Ownership Guidelines.    Our director stock ownership guidelines require each of our non-employee directors to retain Veritiv common stock received in the form of equity awards until such time as he or she achieves and maintains an aggregate value of Veritiv common stock equal to five times his or her then current annual cash retainer. For purposes of these guidelines, stock holdings will be deemed to include deferred share units, notional share units for stock awards deferred pursuant to the Veritiv Deferred Compensation Plan and/or outright stock grants. Ms. Laschinger is subject to the executive stock ownership guidelines described later in this proxy statement.

The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting practices, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP (Deloitte), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In connection with its oversight function, the Audit and Finance Committee is directly responsible for the appointment, retention and termination, evaluation and compensation of our independent registered public accounting firm, and such firm reports directly to the Audit and Finance Committee. In selecting Deloitte to serve as our independent registered public accounting firm for 2020, the Audit and Finance Committee considered a number of factors, including:

  •
  Deloitte's performance during 2019 and in previous years, including the quality of Deloitte's services, the sufficiency of Deloitte's resources and the quality of the Audit and Finance Committee's ongoing discussions with Deloitte, including the professional resolution of accounting and financial reporting matters with Deloitte's national office;

  •
  the professional qualifications of Deloitte, the lead audit partner and other key engagement partners;

  •
  Deloitte's independence program and its processes for maintaining its independence;

  •
  Deloitte's tenure as our independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

  •
  the appropriateness of Deloitte's fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms);

  •
  consideration of Deloitte's known legal risks and significant proceedings that may impair their ability to perform our annual audit; and

  •
  the results of management's and the Audit and Finance Committee's annual evaluations of the qualifications, performance and independence of Deloitte.

Additionally, when the audit engagement partner is due to rotate off the Company's audit team following five years of service, the Audit and Finance Committee is involved in the selection of the audit engagement partner.

In this context, the Audit and Finance Committee hereby reports as follows:

    (1)       The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal year 2019 with management.

    (2)       The Audit and Finance Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

    (3)       The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence.

    (4)       Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

This Audit and Finance Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Exchange Act.

AUDIT AND FINANCE COMMITTEE Michael P. Muldowney, Chair David E. Flitman Daniel T. Henry Charles G. Ward, III

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by our independent registered public accounting firm during that calendar year, before any such work commences. The Chair of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chair may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chair will report his or her approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting, which may be called in the absolute discretion of the Chair, and such amounts are subject to Committee ratification. The Chair may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chair and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2019 and 2018 were as follows:

Aggregate Fees For Professional Services	2019	2018

Audit Fees	$3,150,000	$3,587,500

Audit-Related Fees	360,685	409,685

Tax Fees	20,275	—

All Other Fees	—	91,245

Total	$3,530,960	$4,088,430

Audit Fees.    Audit fees for the years ended December 31, 2019 and 2018 were for professional services rendered by Deloitte for the audits of our consolidated financial statements as of and for the years ended December 31, 2019 and 2018 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees.    Audit-Related fees for the year ended December 31, 2019 consisted of services in connection with statutory audits of certain of our international subsidiaries, subscription to Deloitte's Accounting Research Tool and reviews of the Company's SEC filings not included under Audit fees above. Audit-Related fees for the year ended December 31, 2018 consisted of services in connection with a secondary offering of Company common stock, accounting advisory services in connection with our assessment of adoption and implementation of Accounting Standards Codification 842, Leases, statutory audits of certain of our international subsidiaries and subscription to Deloitte's Accounting Research Tool.

Tax Fees.    Tax fees for the year ended December 31, 2019 consisted of compliance and planning advice related to federal, state and international tax matters. There were no tax fees for the year ended December 31, 2018.

All Other Fees.    There were no other fees for year ended December 31, 2019. All other fees billed for the year ended December 31, 2018 consisted of advisory services in connection with our assessment of business activities and processes for robotic process automation.

Our Audit and Finance Committee, pursuant to its charter, has appointed Deloitte as our independent registered public accounting firm for 2020. Deloitte has served in this capacity since 2013.

While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of good corporate governance, that the shareholders ratify the appointment of Deloitte as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for shareholder rejection and may consider whether to retain Deloitte or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Veritiv or our shareholders.

A formal statement by representatives of Deloitte is not planned for the annual meeting. However, Deloitte representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY
RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR 2020

EXECUTIVE SUMMARY

We are a Fortune 500® company and a leading North American business-to-business distributor of packaging, facility solutions, print and publishing products and services. Approximately 8,000 team members strong, we are driven by our Values: Integrity, One Team, People Commitment, Customer Focus, Operational Excellence, and Passion for Results.

With our multi-year integration project (combining International Paper's xpedx business and UWW Holdings, Inc. (Unisource) into one public company) behind us, we are focused on standardizing and simplifying our business as we continue to invest in growing our packaging business. We also continue to invest in our talent through leadership training and development as well as training and apprentice programs for our supply chain, sales and marketing talent. We are optimizing our business, streamlining our organizational structure and continuing to drive efficiency. Our attention is on improving revenues, margins and cash flow, reducing costs, and driving growth.

Our key compensation changes for 2020 reflect our focus on transforming our business to become a leading packaging solutions business, and on delivering value creation for our shareholders, by growing revenue, improving margins and cash flow, reducing costs and driving growth in our packaging business.

SHAREHOLDER ENGAGEMENT

We have a history of shareholder engagement dating back to early 2018. At our 2019 Annual Meeting of Shareholders, 59.3% of the votes cast were voted in favor of our executive compensation program. Management and the Board of Directors were disappointed by this outcome, and we furthered our commitment to shareholder engagement during 2019.

Highlights of our 2019 shareholder engagement efforts included:

Timing	Our Shareholder Outreach Efforts

January 2019	We invited our top ten shareholders, representing more than 70% of our shareholder base, to participate in discussions regarding executive compensation to hear their views on our executive compensation program design and disclosure.

April 2019	We continued dialogue with several significant shareholders we had spoken with previously to address any questions or feedback they had regarding our executive compensation programs outlined in the 2019 proxy.

October 2019	We invited our top 11 shareholders, representing nearly 74% of our outstanding shares, to participate in discussions with the Chair of the Compensation and Leadership Development Committee (Committee) of our Board of Directors, our Chief Human Resources Officer, our General Counsel and our Vice President of Compensation and Benefits regarding executive compensation—including the contemplated changes to our long-term incentive (LTI) program design for 2020—and other corporate governance issues.

November and December 2019	We engaged with five shareholders (representing approximately 63% of our outstanding shares) regarding the contemplated changes to our LTI program design as well as other executive compensation and corporate governance issues. As part of these discussions, we outlined in detail the changes we were proposing to our LTI program design to address shareholder concerns regarding certain program design elements, such as overlapping performance metrics in the LTI program and AIP, and annual performance periods in our PSUs.

Summary of 2019 Shareholder Engagement

Shareholder Engagement Following Our 2019 Say on Pay Vote	% of Outstanding Share

Reached out to top 11 Shareholders, each of whom hold 1% or more of our shares	Nearly 74% of outstanding shares represented

Engaged with five Shareholders	Approximately 63% of outstanding shares represented

The feedback from the shareholders we spoke with regarding the proposed LTI program design changes for 2020 was generally positive. In particular, they liked our use of different metrics in the Annual Incentive Program (AIP) and LTI program, the introduction of a longer-term performance period in the LTI program design, the inclusion of a relative Total Shareholder Return (TSR) modifier in the LTI program design and our ongoing compensation benchmarking peer group refinement. They were also supportive of the rebalanced weighting of the components of the LTI program to include more time-based restricted stock units (RSU's) to more closely align with market practice. Some expressed concern around our introduction of a cash-based component in the LTI program design (preferring a greater linkage to equity in the LTI program), but seemed to understand the dilution challenges we are facing, and were comfortable with the use of cash as a short-term solution while we execute our business transformation.

As a result of these conversations we made significant changes to our pay programs for 2019-2020, as outlined in the table below, and continued to enhance and improve disclosure around our executive compensation programs and practices in this year's proxy.

What we heard	What we did

Annual and long-term incentive metrics should be differentiated.	For our 2020 LTI performance-based grants, we replaced adjusted earnings before income taxes, depreciation and amortization (Adjusted EBITDA) with Packaging gross profit dollar growth and return on invested capital (ROIC) (with a relative TSR modifier applied to each metric) as the performance metrics in our LTI program design. These changes eliminated a duplicate metric in the annual and long-term programs.
We retained Adjusted EBITDA and Free Cash Flow as the performance metrics in the AIP.

Long-term incentive metrics should be longer term than one year.	For our 2020 LTI program grants, annual performance targets were set prior to the three-year performance period.
Further, for 2020 we added a relative TSR modifier to the performance-based component of the LTI program award, measured over the entire three-year performance period.

Ensure a strong linkage to share price.	Increased the RSU component of the LTI program award from 20% to 34% and added a relative TSR modifier on the performance-based component of the LTI program award.

Limit special awards.	There were no special awards or discretionary upward adjustments for Named Executive Officers (NEOs) in 2019.

Request for greater disclosure around specific aspects of our executive compensation programs and practices.	We further expanded descriptions of our executive compensation programs to address the shareholder disclosure suggestions and explained in greater detail how compensation decisions are aligned to our strategy, business goals and financial performance.
Specifically, we added expanded descriptions around our peer group rationale and selection process, CEO compensation benchmarking and LTI program design.

Review peer group.	We revised our peer group to be more reflective of our Company's size and our industry. We are positioned above the median of the peer group for 2020 in terms of revenue.

The new LTI program design elements (effective for LTI grants made as of January 1, 2020) are described in greater detail in the section entitled "Elements of Our Executive Compensation Program—Long-Term Incentive Program for Grants in 2020" below.

KEY CHANGES FOR 2020

We made several key changes for 2020. These changes reflect feedback from our shareholders (as discussed above) and will support our transformation to a packaging solutions business and help drive growth.

  •
  We took steps to plan for future leadership transitions and provide opportunities for future leaders to gain critical experience and knowledge. These changes enabled us to streamline our organizational structure. As part of these steps, Mr. Abbate was promoted to Chief Operating Officer (COO), with responsibility for all commercial operations for our Packaging and Facility Solutions businesses including Sales, Commercial Excellence, and Supply Chain Operations.

  •
  We made changes to our long-term incentive program to better align with shareholder feedback, business dynamics and market practice. Specifically, the changes include:

  –
  Differentiating metrics in our annual and our long-term incentives. The LTI program will help drive growth in our Packaging segment and increase focus on ROIC, while the AIP continues to drive focus on our Adjusted EBITDA and Free Cash Flow results.

  –
  Managing dilution by granting cash-settled performance units in 2020. Our intent is to use cash-settled LTI for an interim period of time while we focus on driving growth, increasing our value to shareholders and managing our dilution. A modifier (which could result in an upward or downward adjustment on payouts) based on our relative Total Shareholder Return (TSR) results maintains the tie to our share price.

  –
  Setting our annual LTI performance targets in advance of the three-year performance period and measuring relative TSR over the entire three-year performance period.

  •
  We made changes to our compensation and relative TSR peer groups to better reflect our evolution to a packaging solutions business and our current industry and business dynamics. These changes to our compensation peer group are part of our ongoing effort to ensure our peer group closely aligns with our go-forward business focus and strategy. Given the limited number of direct competitors that are publicly traded and that we compete for talent from a broader group of companies than just distribution companies, we expanded our screening criteria to include distribution companies as well as companies in the packaging and paper industry to help inform 2020 pay decisions. The resulting group of companies reflects our industry and provides a robust sample of companies to help inform the Committee's decisions

		Paper & Packaging

2020 Compensation Peer Group	Distribution	Paper	Packaging	2018 Revenues ('000s)	Employees

Core-Mark Holding Company, Inc.	✓			$13,225	8,807
LKQ Corporation	✓			$12,449	51,000
W.W. Grainger, Inc.	✓			$11,402	23,850
Office Depot, Inc.	✓			$10,809	44,000
Univar Solutions Inc.	✓			$9,103	8,500
Berry Global Group, Inc.			✓	$8,878	48,000
Anixter International Inc.	✓			$8,712	9,300
SpartanNash Company	✓			$8,435	11,400
WESCO International, Inc.	✓			$8,217	9,300
Beacon Roofing Supply, Inc.	✓			$7,105	8,147
Avery Dennison Corporation		✓	✓	$7,066	30,000
Packaging Corporation of America		✓	✓	$6,991	15,000
R.R. Donnelley & Sons Company		✓		$6,413	39,500
HD Supply Holdings, Inc.	✓			$6,207	11,500
Graphic Packaging Holding Company			✓	$6,143	18,000
Sonoco Products Company		✓	✓	$5,421	23,000
Domtar Corporation		✓	✓	$5,336	10,000
Sealed Air Corporation			✓	$4,753	15,500
Watsco, Inc.	✓			$4,689	5,200
MRC Global Inc.	✓			$3,905	3,350
LSC Communications, Inc.		✓		$3,487	22,000
Resolute Forest Products Inc.		✓		$3,187	7,400
Verso Corporation		✓		$2,552	4,400

75th Percentile				$8,795	23,425
50th Percentile				$6,991	11,500
25th Percentile				$5,059	8,324

Veritiv Corporation				$8,055	8,700
Positioning				63P	28P

OUR PERFORMANCE CULTURE AND COMPENSATION PHILOSOPHY

Our pay for performance culture links the amount of actual pay to the performance of our Company.

The compensation actually received by our Chairman and Chief Executive Officer (CEO) and our NEOs is affected by our performance against long-term financial goals and our stock price performance. Our CEO's pay, as reported in the Summary Compensation Table, reflects the accounting value of LTI program awards on the grant date and not the value that she will actually receive. We believe it is useful to compare our CEO's target compensation to her realizable pay, shown in the chart below. Our CEO's realizable pay (as of December 31, 2019) is significantly below target (46%, 66% and 72% of target for 2017, 2018 and 2019, respectively). This comparison highlights the alignment of our CEO's pay and the return to shareholders.

  •
  Target Pay: Our CEO's target compensation is comprised of her base salary, her AIP bonus target and her target LTI program award.

  •
  Realizable Pay: Our CEO's realizable pay is comprised of her salary, her actual AIP bonus, based on our Adjusted EBITDA and Free Cash Flow results and her individual performance, and her actual LTI program award, based on our Adjusted EBITDA and Relative TSR results as well as our stock price performance for the years presented. The realizable value of our CEO's LTI program awards reflects the impact of performance and stock price and we believe it better reflects the value of the LTI program award our CEO will ultimately earn.

To calculate the realizable value, the Performance Share Units (PSUs) granted in 2017 are valued using the actual performance achievement and the stock price as of December 31, 2019. The value of PSUs granted in 2018 and 2019 are valued using the actual performance achievement to date and target (100%) achievement for unknown performance periods as well as the stock price as of December 31, 2019.

Comparison of CEO Target Compensation to Realizable Pay

Note: Numbers shown above in thousands ('000s). The Realizable LTI is calculated as:

–
The value of RSUs that were granted in 2017, 2018, and 2019 using the stock price as of December 31, 2019 of $19.67.

–
The value of PSUs granted in 2017, 2018, and 2019 using the stock price as of December 31, 2019 of $19.67 and reflecting actual company performance for completed performance periods and target achievement (100%) for performance periods that are in process. Adjusted EBITDA performance shown is 78% for PSUs granted in 2017 (the average of 74%, 103%, and 56%); 86% for PSUs granted in 2018 (103%, 56%, 100%); and 85% for PSUs granted in 2019 (56%, 100%, 100%). Relative TSR Performance shown is 0% for PSUs granted in 2017; 86% for shares granted in 2018 (158%, 0%, and target (100%) for 2020); and 67% for PSUs granted in 2019 (0%, and target (100%) for 2020 and 2021).

Our Compensation Philosophy

Our compensation philosophy is to design programs to foster an environment of collaboration, enthusiasm and drive, with a passion for success and an expectation to win, to enable us to create a successful company that meets our commitments to shareholders, customers and employees. We do this by:

  •
  Aligning with Shareholders. The interests of our shareholders are important to us, and our programs and practices are intended to align the interests of our executive officers and other senior leaders with the interests of our shareholders.

  •
  Driving a Pay for Performance Culture. We reward employees based on performance and their individual contributions that support our success and we motivate employees to strive to exceed performance targets. The pay of our executive officers and other senior leaders is linked to key performance measures and financial results to align with our long-term vision and growth.

  •
  Aligning with Competitive Practices. We pay competitively with similar companies to attract and retain key talent and outstanding leaders.

  •
  Designing Cost-Effective and Affordable Programs. We design our compensation and benefit programs to be cost-effective and affordable.

Pay and Performance Alignment in Our Target Compensation Mix

The majority of our target compensation is performance-based. Performance-vested equity awards comprise the largest component of both the CEO's and the NEOs' target compensation. The pie chart for the NEOs is an average for the NEO group. The charts below show the target compensation mix for 2019.

Our CEO's Target Compensation Mix	Our Other NEO's Target Compensation Mix (Average)

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and revises policies and practices as appropriate. Our current compensation practices and policies incorporate and reflect the following:

What We Do

Welcome and initiate direct engagement with shareholders.

Align programs with the interests of shareholders.

Pay for performance.

Mitigate risk of compensation programs by balancing short-term and long-term incentives with different financial metrics to encourage the business to grow in a balanced, sustainable manner, as well as the use of clawback provisions and annual reviews by the Committee with input from its independent consultant.

Have strong stock ownership guidelines and a share retention policy.

Use an independent compensation consulting firm, engaged by and reporting directly to the Committee, which provides no other services to the Company.

Provide reasonable post-employment severance provisions.

Require double trigger vesting for change in control related cash severance payments and stock award vestings.

Permit the recapture of both annual and long-term incentive compensation in the event of a material negative restatement.

What We Do Not Do

No dividends or dividend equivalents on unearned, unvested or unpaid performance units.

No backdating or repricing of stock options.

No tax gross-ups on perquisites except for limited expenses related to relocation.

No pledging of Company stock by executive officers or directors.

No hedging transactions or short sales by executive officers or directors.

No excise tax gross-ups upon a change in control.

No pension or supplemental executive retirement programs except frozen legacy plans and certain union plans (that do not apply to our NEOs).

OUR NAMED EXECUTIVE OFFICERS

Shown below are our NEOs and their current titles.

Name	Current Position

Mary A. Laschinger	Chairman and Chief Executive Officer

Stephen J. Smith	SVP and Chief Financial Officer

Thomas S. Lazzaro	Former SVP, Sales*

Salvatore A. Abbate	Chief Operating Officer

Daniel J. Watkoske	SVP, Print

*
Mr. Lazzaro's last day as an executive officer was December 31, 2019; he will be leaving the Company at the end of the first quarter of 2020.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program has three elements: base salary, annual bonus and long-term incentives. The chart below displays these elements as they were for 2019. We made significant changes to our program for 2020, which are explained in the Section entitled "Key Changes for 2020" above.

What We Pay and Why: 2019 Compensation Program

Base Salary

We provide base salary, a fixed element in our compensation program, to attract and retain talent. The Committee determines a base salary for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness, input from the Committee's independent compensation consultant and individual performance. Shown below are the 2019 base salaries for our NEOs.

Executive	2019 Base Salary

Ms. Laschinger	$1,025,000

Mr. Smith	$592,275

Mr. Lazzaro	$575,025

Mr. Abbate	$560,000

Mr. Watkoske	$560,000

The Committee did not increase the salary for our CEO in 2019. The Committee increased base salaries for Mr. Abbate and Mr. Watkoske to $560,000 for 2019 based on an increase in their responsibilities and informed by compensation benchmarking of similar roles at comparable companies. In the new organization structure implemented in January 2019, Mr. Abbate assumed responsibility for our Packaging and Facility Solutions segments, in addition to his then current responsibilities for strategy, marketing, sales operations and pricing. Mr. Watkoske plays a critical role in leading our Print business to optimize cash to fuel growth in our Packaging and other businesses. Mr. Smith and Mr. Lazzaro received nominal increases of 3% and 2%, respectively, effective in July 2019 during our regular merit process.

For 2020, commensurate with his promotion to COO, the Committee increased Mr. Abbate's base salary $580,000; this change will be reflected in the executive compensation tables in next year's proxy.

Annual Incentive Program

Our AIP provides awards based on individual and company performance. We believe strong earnings and healthy working capital are key drivers in creating long-term shareholder value. For this reason, our AIP motivates executives to focus on optimizing profitable revenue, reducing costs and maximizing efficiency of resources. We use Adjusted EBITDA and Free Cash Flow to measure earnings and working capital.

  •
  We define Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization and other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset based lending facility.

  •
  We define Free Cash Flow as net cash flow from / used for operating activities adjusted for capital expenditures, changes in bank overdrafts, cash payments relating to other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset based lending facility and adjustments for any extraordinary items as determined by the Committee.

AIP Financial Goal Setting

Each year, the Committee sets Company performance goals to fund the AIP bonus pool. The Committee sets target goals for Adjusted EBITDA and Free Cash Flow at the beginning of the year based on input from management regarding our expected performance in the upcoming year.

		2019 Goals

Financial Metric	Weighting	Threshold (Equates to 25% AIP Funding)	Target (Equates to 100% AIP Funding)	Maximum (Equates to 200% AIP Funding)

Adjusted EBITDA	75%	$150 Million	$200 Million	$215 Million

Free Cash Flow	25%	$30 Million	$65 Million	$100 Million

AIP Calculation

Our 2015 Annual Incentive Plan governs our AIP. The Committee may adjust an award up or down to reflect the Committee's assessment of each NEO's performance, contributions to our performance for the year and achievements in areas that are not as readily quantifiable.

We calculated our 2019 AIP awards as shown below:

AIP Award Targets

Each year, the Committee determines an AIP target for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant. Shown below are 2019 AIP target opportunities for each of our NEOs. The CEO's AIP target did not change. The Committee increased the 2019 AIP targets for Mr. Abbate and Mr. Watkoske to 75% of base salary based on their increased responsibilities (as described above) and informed by compensation benchmarking of similar roles at comparable companies.

NEO	2019 Base Salary	AIP Target (%)	AIP Target ($)

Ms. Laschinger	$1,025,000	130%	$1,332,500

Mr. Smith	$592,275	85%	$503,400

Mr. Lazzaro	$575,025	75%	$431,300

Mr. Abbate	$560,000	75%	$420,000

Mr. Watkoske	$560,000	75%	$420,000

For 2020, commensurate with his promotion to COO, the Committee increased Mr. Abbate's AIP target to 80% of his base salary; this change will be reflected in the executive compensation tables in next year's proxy.

2019 Company Performance

Our actual overall AIP funding based on Adjusted EBITDA and Free Cash Flow performance for 2019 was 76%.

Financial Metric	2019 Target (Equates to 100% AIP Funding)	2019 Actual	Weighting	AIP Funding

Adjusted EBITDA	$200M	$155M	75%	34%

Free Cash Flow	$65M	$261M	25%	200%

Company Performance Factor				76%

Individual Performance Adjustment and Actual Payouts

The Committee retains the ability to exercise discretion to modify individual award payments to differentiate for individual performance. No individual performance adjustments were made for 2019 AIP awards. Shown below are actual 2019 AIP payouts for each of our NEOs (other than Mr. Lazzaro).

NEO	Target	Company Performance Factor	2019 AIP Payout ($)

Ms. Laschinger	$1,332,500	76%	$1,012,700

Mr. Smith	$503,400	76%	$382,584

Mr. Abbate	$420,000	76%	$319,200

Mr. Watkoske	$420,000	76%	$319,200

Mr. Lazzaro received a cash payment of $316,910 in lieu of his 2019 AIP award as described in greater detail in the sections entitled "Separation Agreement" and "Potential Payments to Named Executive Officers Upon Termination or Change in Control – Payments Upon Mr. Lazzaro's Separation of Employment" below.

Long-Term Incentive Program In Place for Grants in 2019

Our LTI program rewards NEOs for creating sustained shareholder value, drives strong financial results and helps retain and motivate executives by aligning their interests with those of our shareholders.

Our annual LTI program grants are made on the first day of our fiscal year. For the grants in 2019, PSUs comprised 80 percent of our NEOs' long-term incentives. Time-vested RSUs comprised the remaining 20 percent. PSUs vest based on Adjusted EBITDA results and TSR relative to a peer group of companies as well as continued service. We grant all awards under the Veritiv Corporation

2014 Omnibus Incentive Plan. Our NEOs received the same mix of PSUs and RSUs with the same performance terms and other conditions as other equity-eligible U.S. grantees.

LTI Program Award Targets

We determine LTI target opportunities by the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant. Shown below are the 2019 annual LTI targets and grant values for each of our NEOs. The CEO's LTI target was the same as her LTI target in 2018. The Committee increased LTI targets for Mr. Abbate and Mr. Watkoske for 2019 to 140% of salary based on their increased responsibilities (as described above) and informed by compensation benchmarking of similar roles at comparable companies.

NEO	Base Salary on Grant Date	LTI Target (%)	LTI Target ($)

Ms. Laschinger	$1,025,000	450%	$4,612,500

Mr. Smith	$575,025	200%	$1,150,100

Mr. Lazzaro	$563,750	175%	$986,600

Mr. Abbate	$560,000	140%	$784,000

Mr. Watkoske	$560,000	140%	$784,000

For 2020, commensurate with his promotion to COO, the Committee increased Mr. Abbate's LTI target for 2020 to 190% of his base salary; this change will be reflected in the executive compensation tables in next year's proxy.

Company Performance – Adjusted EBITDA

In 2019, we delivered fifty percent of the grant value in PSUs that are earned based on the Company's Adjusted EBITDA performance as well as continued service. For the 2019 grant, we measure Adjusted EBITDA performance over three one-year periods (calendar years 2019, 2020 and 2021) with performance goals set annually. We use Adjusted EBITDA to run our business, it is a key driver of long-term shareholder value and our leaders understand it and evaluate performance against it. One-third of each award is earned for each annual performance period, with ultimate vesting and payout of earned shares following the end of the full three-year performance period.

Company Performance – Relative TSR

In 2019, we delivered thirty percent of the grant value in PSUs that are earned based on the Company's TSR relative to peers and continued service. We measure relative TSR using overlapping one-, two- and three-year cumulative periods, beginning January 1, 2019 and ending December 31, 2019, 2020 and 2021, respectively, with ultimate vesting and payout of earned shares following the end of the full three-year performance period. We targeted the median TSR performance of the comparator group. We believe this target is both challenging and appropriate.

The payout scale based on Veritiv's relative TSR ranking compared to the TSR Performance Peer Group is shown below.

Ranking vs. Peers	% of Target Earned

90th Percentile or higher	200%

70th Percentile	150%

50th Percentile	100%

25th Percentile	50%

< 25th Percentile	0%

The TSR Performance Peer Group for the 2019 TSR PSU grants was comprised of the publicly traded companies shown below. Each of these companies has at least $300 million in revenues and is in an industry that is generally impacted by the same economic factors and trends as Veritiv.

TSR Performance Peer Group for Grants Prior to 2020

Company

Anixter International Inc.* ^

Applied Industrial Technologies, Inc.

Arrow Electronics, Inc.*

Avery Dennison Corporation^

Avnet, Inc.*

Bemis Company, Inc.

Brady Corporation

Deluxe Corporation

Domtar Corporation^

Ennis, Inc.

Essendant Inc.*

Fastenal Company*

Genuine Parts Company*

Graphic Packaging Holding Company^

InnerWorkings, Inc.

International Paper Company

Kaman Corporation

MSC Industrial Direct Co., Inc.

Neenah Inc.

Office Depot, Inc.* ^

P. H. Glatfelter Company

Packaging Corporation of America^

R. R. Donnelley & Sons Company^

Resolute Forest Products, Inc.^

ScanSource, Inc.

Sealed Air Corporation^

Sonoco Products Company^

W. W. Grainger, Inc.* ^

WESCO International, Inc.* ^

WestRock Company

*
Also in 2019 Compensation Benchmarking Peer Group.
^
Also in 2020 Compensation Benchmarking Peer Group.

Vesting of 2017 LTI Program Awards

The information below pertains to the portion of the PSUs granted in 2017 that vested in 2020. The number of shares delivered to our executives (in February 2020) based on company performance was 49% of the units granted on January 1, 2017. The value delivered to our executives upon vesting is based on both company performance and our stock price. Shown below is our performance against Adjusted EBITDA and relative TSR goals for the LTI grant made on January 1, 2017 (paid in 2020) for each of the completed cycles in the performance period. Using an assumed stock price of $19.67, the value delivered to our executives, including the RSUs and PSUs, in 2020 was approximately 22% of the value of the LTI grant on January 1, 2017.

2017 Grant

Performance Metric	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Weighted Average % of Target Payout

	2017			2018			2019			Average

Adjusted EBITDA (millions)	$200	$174	74%	$185	$185.4	103%	$200	$155	56%	78%

	2017			2017 - 2018			2017 - 2019			Average

Relative TSR	50th Percentile	3rd Percentile	0%	50th Percentile	13th Percentile	0%	50th Percentile	6th Percentile	0%	0%

Actual Performance to Date for Unvested PSUs

Shown below is our performance against Adjusted EBITDA and relative TSR goals for the LTI grant made on January 1, 2018 (to be paid in 2021) for each of the completed cycles in the performance period.

2018 Grant

Performance Metric	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Weighted Average % of Target Payout*

	2018			2019			2020			Average

Adjusted EBITDA (millions)	$185	$185.4	103%	$200	$155	56%				86%

	2018			2018 - 2019			2018 - 2020			Average

Relative TSR	50th Percentile	73rd Percentile	158%	50th Percentile	14th Percentile	0%	50th Percentile			86%

*
Assumes 100% of target payout for cycles not yet completed.

Shown below is our performance against Adjusted EBITDA and relative TSR goals for the LTI grant made on January 1, 2019 (to be paid in 2022) for each of the completed cycles in the performance period.

2019 Grant

Performance Metric	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Target	Actual	% of Target Payout Earned	Weighted Average % of Target Payout*

Adjusted	2019			2020			2021			Average

EBITDA (millions)	$200	$155	56%							85%

	2019			2019 - 2020			2019 - 2021			Average

Relative TSR	50th Percentile	6th Percentile	0%	50th Percentile			50th Percentile			67%

*
Assumes 100% of target payout for cycles not yet completed.

Long-Term Incentive Program for Grants in 2020

As described above, we made changes to our LTI program for 2020 to enhance alignment with our shareholders and market benchmarking. Our 2020 LTI grants, which will be reported in next year's proxy, were delivered in RSUs and Performance Units. In response to shareholder input, our new LTI program is based on different metrics (ROIC and Packaging business growth) than our AIP. The new LTI program is designed to drive growth in our Packaging segment and increase focus on ROIC, while the AIP continues to drive focus on our Adjusted EBITDA and Free Cash Flow results.

In addition, for our 2020 grants, Performance Units will be denominated in cash to help manage dilution for our shareholders. Share ownership by our executives is important to us. Our intent is to use cash-settled LTI awards for an interim period of time while we focus on our business transformation. A modifier (which could result in an upward or downward adjustment on payouts) based on our relative TSR results maintains a tie to our share price in the Performance Units.

Our NEOs (with the exception of Mr. Lazzaro, who will be leaving the Company at the end of the first quarter) received an annual grant on January 1, 2020, which we will show in the executive compensation tables in next year's proxy. The majority of the grant value, 66 percent, was delivered in Performance Units. The remaining 34 percent of the grant value was comprised of RSUs. Fifty percent of the Performance Units vest based on the gross profit dollar growth of our Packaging segment and modified by TSR relative to a peer group of companies. The remaining fifty percent of the Performance Units vest based on ROIC and modified by TSR relative to a peer group of companies. For RSUs and PSUs to vest, an executive must continue service until the vesting date, except in select circumstances of death, disability, retirement, a qualifying severance or a change in control as discussed later in the proxy. We grant all awards under the Veritiv Corporation 2014 Omnibus Incentive Plan.

2020 LTI Award Overview for NEOs

Compensation Process

Our Board evaluates the CEO's performance. The Committee reviews, evaluates and recommends to the Board any changes to the CEO's compensation, including base salary, annual incentive and long-term incentive compensation.

For other executive officers (including the NEOs), our CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term incentive compensation. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

In making these compensation decisions, the Committee considers input from the Committee's independent compensation consultant and uses several resources and tools, including competitive market information.

Peer Group and Compensation Benchmarking

Compensation levels are not based solely on peer comparisons or benchmarking. Marketplace information is one of several factors considered in establishing and assessing the reasonableness of compensation. Other factors considered include the scope and complexity of the role, internal comparisons, and an incumbent's experience and contributions.

Our compensation peer group is reviewed annually to ensure it is appropriate in terms of business focus, company size and financials.

To help inform 2019 pay decisions, the Committee, with support from its independent compensation consultant, identified a group of peer companies who are traded on a major U.S. exchange, in similar industries to where we compete and with reasonably comparable revenues.

In addition to the compensation peer group, we also reference general industry data from Aon's Total Compensation Measurement® Database, excluding financial, utility, restaurant and retail companies. To ensure appropriate levels we use statistical regression analysis to derive market compensation values for a company of our revenue size.

The chart below shows the companies used to inform 2019 compensation decisions (the 2019 Compensation Peer Group) and the companies used to inform 2020 compensation decisions (the 2020 Compensation Peer Group).

2019 Compensation Peer Group (n=19)	2020 Compensation Peer Group (n=23)

Anixter International Inc.	Anixter International Inc.
Arrow Electronics, Inc.^	Avery Dennison Corporation*
Avnet, Inc.^	Beacon Roofing Supply, Inc.*
CDW Corporation^	Berry Global Group, Inc.*
Core-Mark Holding Company, Inc.	Core-Mark Holding Company, Inc.
Fastenal Company^	Domtar Corporation*
Genuine Parts Company	Graphic Packaging Holding Company*
HD Supply Holdings, Inc.	HD Supply Holdings, Inc.
Insight Enterprises, Inc.^	LKQ Corporation
LKQ Corporation	LSC Communications, Inc.*
MRC Global Inc	MRC Global Inc
Office Depot, Inc.	Office Depot, Inc.
SpartanNash Company	Packaging Corporation of America*
SYNNEX Corporation^	R.R. Donnelley & Sons Company*
Tech Data Corporation^	Resolute Forest Products, Inc.*
United Natural Foods, Inc.^	Sealed Air Corporation*
W.W. Grainger, Inc.	Sonoco Products Company*
WESCO International, Inc.	SpartanNash Company
Univar Solutions Inc.*
Verso Corporation*
W.W. Grainger, Inc.
Watsco, Inc.*
WESCO International, Inc.

^
Removed from peer group for 2020
*
New to peer group in 2020

Role of the Committee's Compensation Consultant

The Committee retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant through June 2019. Beginning July 2019, the Committee retained Semler Brossy Consulting Group (Semler Brossy) as its independent compensation consultant. During their respective tenure in 2019, both consultants provided research, data analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees and kept the Committee apprised of regulatory developments and market trends related to executive compensation practices.

In 2019, our independent compensation consultants attended regular meetings of the Committee at the Committee's request, were available to participate in executive sessions and communicated directly with the Committee without management present.

At least annually, the Committee assesses consultant independence, taking into consideration several relevant factors, including the factors specified in the NYSE listing standards. In addition, each of Meridian and Semler Brossy provided the Committee with confirmation of its independent status. The Committee believes that Meridian and Semler Brossy have been independent throughout their respective service periods and there is no conflict of interest between Meridian or Semler Brossy and the Committee or the Company.

OTHER COMPENSATION AND BENEFIT PROGRAMS

A summary of our benefit programs is provided below.

BENEFIT PROGRAMS
Health and Wellness	Retirement and Savings
• To protect employees against financial catastrophes that can result from illness, disability, and death	• To encourage employees to save for their retirement needs and to attract and retain talent
• NEOs participate in the same benefit plans as the broader non-union employees' population of the Company	• NEOs participate in the same benefit plans as the broader non-union employee population of the Company
• Includes medical, dental, and disability • Cost shared between the employee and the Company	• No special or enhanced formulas or retirement plans for NEOs • Includes retirement savings plan and deferred compensation plans

Retirement Plans

Our NEOs participate in the Veritiv Retirement Savings Plan (401(k) Plan), which is the same retirement program provided to our salaried non-union employees. The 401(k) Plan allows eligible participants to contribute up to legal limits and provides a Company matching contribution of 100% on the first 3% of pay contributed plus 50% on the next 2% of pay contributed, again subject to legal limits. We do not maintain any defined benefit plans for our NEOs.

Non-qualified Deferred Compensation Plans

Our NEOs may elect to participate in the Veritiv Deferred Compensation Savings Plan (Deferred Compensation Plan) for eligible participants. Under the Deferred Compensation Plan, participants may elect to defer up to 85% of their base salary or commissions and up to 85% of their annual incentive bonus. None of our NEOs has elected to participate in the Deferred Compensation Plan during fiscal 2019.

Benefits

We provide market-based health and wellness programs designed to attract and retain talent, and to protect our employees against financial catastrophes that result from illness, disability and death. Our NEOs participate in the same benefit programs as our salaried non-union employees. These benefits include medical, dental, life and disability insurance coverage.

Severance

We maintain an Executive Severance Plan for our NEOs and approximately 22 executives other than the CEO (who is covered by her employment agreement). We adopted the Executive Severance Plan to provide some certainty of compensation in the event of a separation of employment. The certainty afforded by severance compensation fosters a long-term perspective and permits executives to focus on executing our strategy and enhancing sustainable shareholder value without undue concern or distraction.

We design our severance policies to be market competitive and to aid in attracting and retaining experienced executives. We believe the protection they provide, including the level of severance payments and post-termination benefits, is appropriate in terms of fostering long-term value enhancing performance, and within the range of competitive practices, thereby facilitating recruitment and retention of key talent.

In line with competitive practices, an executive is entitled to enhanced severance payments and benefits should the executive's employment be terminated without cause or if certain senior executives were to terminate for good reason in each case either six months prior to or within two years after a change in control. The Executive Severance Plan provides for salary and limited benefit continuation in the event of a Company-initiated termination of employment without cause or a termination initiated by certain senior executives based on good reason. In the event of a qualifying termination of employment not in connection with a change in control, the NEOs would receive base salary for 18 months, with respect to qualifying terminations that occur after June 30, and a pro-rata AIP bonus based on actual company and individual performance for the year. In the event of a qualifying termination of employment in connection with a change in control, the NEOs would receive two times the sum of their base salary and AIP target bonus and a pro-rata AIP bonus for the year of termination based on actual company and individual performance for the year.

Under the Executive Severance Plan, we may cease payments to an executive if he or she violates restrictive covenants (including non-competition, non-solicitation of customers or employees, and non-disclosure of confidential information).

We also have change in control provisions in our equity award agreements that apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

More information of change in control arrangements is provided in the section entitled "Potential Payments to Named Executive Officers Upon Termination or Change in Control" below.

EMPLOYMENT AGREEMENT

With the exception of Ms. Laschinger, we do not have employment agreements with any of the NEOs.

In December 2017, in order to maintain continuity of leadership for an extended period, focus Ms. Laschinger on succession planning and anticipate future market pay movement, Ms. Laschinger and the Company entered into an amended and restated employment agreement (the Employment Agreement). Among other things, the Employment Agreement extends the term of Ms. Laschinger's employment with the Company and provides for the treatment of outstanding equity incentive awards upon her retirement.

The term of the Employment Agreement began on January 1, 2018 and ends on December 31, 2021, with automatic one-year extensions after the stated term unless either party elects to terminate the Employment Agreement at least 30 days prior to the applicable expiration date. The Employment Agreement, and Ms. Laschinger's employment with the Company, may terminate earlier, subject to any applicable severance payments provided for in the Employment Agreement and described in the section entitled "Potential Payments to Named Executive Officers Upon Termination or Change in Control".

The Employment Agreement provides that Ms. Laschinger will receive an annual base salary of at least $1 million and will be eligible for an annual cash incentive bonus with a target-based opportunity of at least 130% of her base salary, earned based on performance, which could result in no payout if the Company does not meet its pre-determined goals. In addition, the Employment Agreement provides for annual long-term incentive grants with an annual grant value of 450% of her base salary, with pro rata vesting upon a qualifying termination of employment and full vesting upon a qualifying termination of employment after a change in control as detailed in the Employment Agreement. Further, if Ms. Laschinger terminates her employment due to a bona fide retirement after a successful implementation of a chief executive officer succession plan, any outstanding equity grants awarded to her six months or more prior to her retirement will become fully vested and the performance goals applicable to any pending performance periods will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance. Finally, the Employment Agreement provides that Ms. Laschinger is eligible to participate in employee benefit plans offered to the broader employee population.

The Employment Agreement also contains restrictive covenants against Ms. Laschinger competing with the Company, soliciting customers or employees of the Company, interfering with the Company's relationships with any vendors, joint venturers or licensors and disparaging the Company, in each case during her employment with the Company and for the two-year period following her termination of employment with the Company for any reason as well as covenants prohibiting Ms. Laschinger from disclosing confidential information relating to the Company and protecting the Company's intellectual property rights.

OFFER LETTER

Pursuant to his offer letter dated February 15, 2018 (Offer Letter), Mr. Abbate was entitled to a cash sign-on bonus of $950,000, payable in three installments: $350,000 upon hire (which was paid in April 2018), $350,000 (which was paid in January 2019) and $250,000 (which was paid in January 2020), subject to his continued employment with us through each applicable payment date. The Offer Letter also provides for a sign-on equity grant of $500,000 delivered in stock-settled RSUs. One-half of the RSUs vest on July 1, 2020 (the second anniversary of the grant date), 25% vests on July 1, 2021 (the third anniversary of the grant date) and the remaining 25% vests on July 1, 2022 (the fourth anniversary of the grant date), provided he remains employed with us through the applicable vesting date. In addition, the Offer Letter provided for a $100,000 cash payment, paid at the time the 2018 AIP bonuses were paid (i.e., March 15, 2019) as well as Company paid temporary housing and commuting expenses for a limited time period.

In the event of his death or involuntary not-for-cause separation of employment with us, the Offer Letter entitles Mr. Abbate to payment of any unpaid installments of his cash sign-on bonus and the vesting of one-half of his sign-on equity grant, which would otherwise vest on July 1, 2020.

We believe the Offer Letter provisions were necessary in order to compensate Mr. Abbate for compensation he was forfeiting by leaving his former employer. We designed the payout schedules for the sign-on equity grant and cash bonus to provide a retention benefit to the Company.

SEPARATION AGREEMENT

Mr. Lazzaro agreed to a separation agreement dated December 6, 2019 (Separation Agreement), which provides for separation payments and benefits pursuant to the Executive Severance Plan, the Annual Incentive Plan and the Omnibus Incentive Plan. December 31, 2019 was his last day as an executive officer of the company. These benefits include salary and healthcare continuation for eighteen months and outplacement services. Mr. Lazzaro's separation agreement, among other things, provides for a cash payment of $316,910 in lieu of his 2019 AIP bonus and a cash payment of $1,048,441 in lieu of the shares that were to be issued upon the vesting of 51,903 RSUs that were scheduled to vest on January 1, 2020 and January 1, 2021. Mr. Lazzaro is not eligible for an AIP bonus for 2020. See "Potential Payments to Named Executive Officers Upon Termination or Change in Control—Payments Upon Mr. Lazzaro's Separation of Employment" below.

OTHER COMPENSATION CONSIDERATIONS

Executive Stock Ownership Guidelines

We designed our executive stock ownership guidelines to align our executives' long-term financial interests with those of our shareholders. The ownership guidelines, which cover approximately 27 executives, are as follows:

Level	Value of Common Stock to be Owned*

Chief Executive Officer	5 times salary

Senior Vice Presidents	3 times salary

Vice Presidents	1 times salary

* Shares are valued based on the closing price of common stock on the last trading day in the calendar year.

Each of our executives must hold 50% of the net after-tax award shares (upon the vesting of full value shares) until he or she has achieved compliance with the stock ownership guidelines. The holding requirement does not apply to shares purchased outright or acquired other than by way of an equity grant. We monitor compliance with stock ownership guidelines and report out to the Committee annually.

We count shares owned outright (either purchased or vested), unvested restricted stock, deferred stock and share-equivalent vehicles (including earned performance shares from completed performance periods).

Restrictive Covenants

Our executives, including our NEOs, are required to execute agreements containing restrictive covenants. These agreements bind the executive to confidentiality, non-competition, non-disclosure and non-solicitation provisions.

Clawback Policy (Compensation Recovery)

Our clawback policy allows us to recapture certain incentive compensation paid to executive officers under certain circumstances. Our clawback policy allows the Committee (in its discretion and to the extent legally permitted) to require the return, repayment or forfeiture of any annual or long-term incentive payment or award made or granted to any current or former executive officer during the 12-month period following the filing with the SEC of financial statements that are later the subject of a material negative restatement if, among other things, the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the restatement and the Committee determines that the executive officer engaged in intentional misconduct that caused the need for the restatement. Additionally, if the Committee determines that the executive officer engaged in intentional misconduct that caused the material negative restatement, the Committee may require the return or repayment of any profits realized by such executive officer on the sale of Veritiv securities received pursuant to any such award granted during such 12-month period. In addition, our long-term incentive award agreements provide for clawback of awards in the event of misconduct, as determined by management. Misconduct includes any act detrimental to our business or reputation, any act determined to be a deliberate disregard of our rules or policies, or any violation of any confidentiality, non-solicitation or non-competition restriction applicable to the grantee.

Trading Controls and Anti-Hedging, Short Sale and Pledging Policies

In accordance with our insider trading policy, directors, officers (including the NEOs) and certain other designated employees are required to pre-clear with our General Counsel any transactions in Company securities, including purchases, sales, gifts, grants and those involving derivatives. Generally, we permit trading only during announced trading windows. Regardless of whether there is an open trading window, we prohibit trading while in possession of material nonpublic information relating to the Company.

In addition, we prohibit our directors, officers (including our NEOs) and employees from entering into hedging or monetization transactions, such as forward contracts, equity swaps, collars and exchange funds that may involve the establishment of a short position in the Company's securities, as well as other short sale transactions and transactions in puts, calls and other derivative securities. We also advise our directors, officers (including our NEOs) and employees to exercise caution when pledging Company securities.

Our insider trading policy also restricts transactions by family members residing with the covered person and others living in his or her household, other family members whose transactions in Company securities are directed by the covered person or are subject to his or her influence or control, and legal entities over which the covered person has discretionary control.

Risk Considerations

The Committee reviews the risks and rewards associated with our compensation programs. The programs are designed with features including capped incentive payouts, multiple performance measures and financial goals set at the corporate level that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term.

Management and the Committee regularly evaluate the risks involved with our compensation programs and do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact.

Tax Implications of Compensation

The Committee considers the tax and accounting implications of compensation, but they are not the only factors considered. In some cases, other important considerations, including our ability to attract, retain and motivate highly qualified executives, outweigh tax or accounting considerations.

Under Section 162(m) of the Internal Revenue Code, compensation paid to any person who is or after December 31, 2016 was the Chief Executive Officer, the Chief Financial Officer or among the three other highest paid executive officers of the Company in excess of $1 million for any year is generally not deductible for United States income tax purposes, with certain exceptions for agreements that were in effect as of November 2, 2017, including agreements that provided for the payment of performance-based compensation and met certain other requirements. The Committee recognizes the need to retain flexibility to make compensation decisions that may result in the payment of compensation that is not deductible and accordingly reserves the authority to approve potentially non-deductible compensation when deemed appropriate.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Leadership Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2019.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE Tracy A. Leinbach, Chair David E. Flitman Daniel T. Henry William E. Mitchell

SUMMARY COMPENSATION TABLE

The following table provides compensation information concerning our NEOs for fiscal years 2019, 2018, and 2017. The dollar amounts reflected in the table are calculated in accordance with SEC rules. They may not reflect the actual compensation that ultimately will be received by our NEOs and do not reflect the target total direct compensation of our NEOs.

Name	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Mary A. Laschinger	2019	1,025,000	-	4,979,896	1,012,700	12,064	7,029,660

Chairman of the Board and	2018	1,025,000	-	5,015,632	779,513	11,864	6,832,008

Chief Executive Officer	2017	1,025,000	-	3,854,104	758,500	966,713	6,604,317

Stephen J. Smith	2019	583,650	-	1,241,687	382,584	12,064	2,219,985

Senior Vice President	2018	569,388	-	1,226,043	270,062	11,864	2,077,357

and Chief Financial Officer	2017	563,750	100,000	3,227,841	319,147	11,664	4,222,402

Thomas S. Lazzaro	2019	569,388	-	1,065,175	-	1,377,415	3,011,977

Former Senior Vice	2018	556,875	-	2,546,614	261,079	11,864	3,376,432

President, Sales	2017	550,000	115,000	1,059,889	366,300	11,664	2,102,853

Salvatore A. Abbate	2019	560,000	350,000	846,440	319,200	39,119	2,114,759

Senior Vice President,	2018	326,746	450,000	1,041,465	149,091	48,620	2,015,921

Chief Commercial Officer

Daniel J. Watkoske	2019	560,000	-	846,440	319,200	12,017	1,737,657

Senior Vice President, Print	2018	467,016	-	1,601,853	258,180	11,798	2,338,847

	2017	461,250	80,000	609,487	262,841	11,598	1,425,176

(1)
The amount in this column for Mr. Abbate for 2019 represents payment of a cash signing bonus pursuant to his offer letter.

(2)
The amounts in this column reflect the grant date fair value of equity-based awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 15 to the Consolidated Financial Statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K for a discussion of relevant assumptions used in calculating the fair value. The RSUs granted in fiscal 2019 will vest after the 2021 fiscal year-end. The grant date value of the RSUs for 2019 were $922,500 for Ms. Laschinger, $230,020 for Mr. Smith, $197,320 for Mr. Lazzaro, $156,800 for Mr. Abbate and $156,800 for Mr. Watkoske. The PSUs granted in fiscal 2019 will vest after the 2021 fiscal year-end based on Adjusted EBITDA and relative TSR performance for fiscal 2019, 2020 and 2021. The grant date value of the PSUs for 2019 were $4,057,396 for Ms. Laschinger, $1,011,667 for Mr. Smith, $867,855 for Mr. Lazzaro, $689,640 for Mr. Abbate and $689,640 for Mr. Watkoske. Actual awards may range from zero percent to 200 percent of the target award as shown below in the Grants of Plan-Based Awards table. The value of the PSUs granted in 2019 assuming maximum performance is $8,114,791 for Ms. Laschinger, $2,023,334 for Mr. Smith, $1,735,710 for Mr. Lazzaro, $1,379,281 for Mr. Abbate and $1,379,281 for Mr. Watkoske.

(3)
The amounts in this column for 2019 include the actual AIP bonus earned for the 2019 fiscal year paid in March 2020.

(4)
All Other Compensation amounts for the January 1, 2019 to December 31, 2019 period are shown on the following table.

Name	Company Matching 401(k) Contributions ($) (1)	Term Life Insurance Premiums ($) (2)	Relocation Payments ($) (3)	Separation Benefits ($) (4)	Total ($)

Mary A. Laschinger	11,200	864	-	-	12,064

Stephen J. Smith	11,200	864	-	-	12,064

Thomas S. Lazzaro	11,200	864	-	1,365,351	1,377,415

Salvatore A. Abbate	11,200	795	27,124	-	39,119

Daniel J. Watkoske	11,200	817	-	-	12,017

(1)
Represents the Company's match to the NEO's contribution to the 401(k) Plan from January 1, 2019 to December 31, 2019.

(2)
Represents premiums paid for term life insurance attributable to the NEOs from January 1, 2019 to December 31, 2019.

(3)
Represents the Company paid temporary housing and commuting expenses pursuant to Mr. Abbate's offer letter. In addition, the Company paid relocation expenses pursuant to the relocation policy applicable to other Company executives on behalf of Mr. Abbate ($59,621 in 2019). The relocation policy for executives includes home sale assistance, temporary housing and movement of household goods.

(4)
The amount in this column for Mr. Lazzaro for 2019 represents payments pursuant to his separation agreement. Mr. Lazzaro received a payment of $316,910 in lieu of his 2019 AIP bonus, to which he was entitled under the Annual Incentive Plan, and a payment of $1,048,441 in lieu of shares that would have been issued upon vesting of 51,903 RSUs, to which he was entitled under the Executive Severance Plan. The RSUs were valued at a stock price of $20.20 on December 6, 2019 (the date on which Mr. Lazzaro's separation agreement was executed).

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2019

During 2019, the Committee granted RSUs and PSUs to our NEOs. The Committee also approved the annual cash incentive opportunities for our NEOs under the 2019 AIP. Information with respect to each of the awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to "Summary Compensation Table" and "Elements of Our Executive Compensation Program" above.

Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards

Grant Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)

Mary A. Laschinger

RSUs	1/1/2019							36,944	922,500

Adj EBITDA PSUs	1/1/2019				46,180	92,360	184,720		2,306,250

TSR PSUs	1/1/2019				27,708	55,416	110,832		1,751,146

2019 AIP(2)		333,125	1,332,500	2,665,000

Stephen J. Smith

RSUs	1/1/2019							9,211	230,020

Adj EBITDA PSUs	1/1/2019				11,515	23,029	46,058		575,050

TSR PSUs	1/1/2019				6,909	13,817	27,634		436,617

2019 AIP(2)		125,850	503,400	1,006,800

Thomas S. Lazzaro

RSUs	1/1/2019							7,902	197,320

Adj EBITDA PSUs	1/1/2019				9,878	19,755	39,510		493,300

TSR PSUs	1/1/2019				5,927	11,853	23,706		374,555

2019 AIP(2)		107,825	431,300	862,600

Salvatore A. Abbate

RSUs	1/1/2019							6,279	156,800

Adj EBITDA PSUs	1/1/2019				7,849	15,698	31,396		392,000

TSR PSUs	1/1/2019				4,710	9,419	18,838		297,640

2019 AIP(2)		105,000	420,000	840,000

Daniel J. Watkoske

RSUs	1/1/2019							6,279	156,800

Adj EBITDA PSUs	1/1/2019				7,849	15,698	31,396		392,000

TSR PSUs	1/1/2019				4,710	9,419	18,838		297,640

2019 AIP(2)		105,000	420,000	840,000

  (1)
  Represents the grant date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 15 to the Consolidated Financial Statements for the fiscal year ended December 31, 2019 included in our Annual Report on Form 10-K. The grant date fair value of the RSU and PSU awards will likely vary from the actual value the NEO receives. The actual value the NEO receives for the RSU grants will depend on the price of the Company's common stock on the vesting date. The actual value the NEO receives for the PSU grants will depend on the number of units earned and the price of the Company's common stock when the units vest.

  (2)
  Represents possible payouts for annual performance cash awards made in 2019 (and paid in March 2020) under the 2019 AIP for each NEO. The AIP is an annual cash incentive opportunity and thus, these awards are earned in the year of grant. See the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the actual payout amounts related to the 2019 AIP. See also "Elements of Our Executive Compensation Program—Annual Incentive Program" for additional information about the AIP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2019:

Restricted Stock Units.    On January 1, 2017 and January 1, 2018, each NEO (other than Mr. Abbate) received a grant of RSUs. On January 1, 2019, each NEO (including Mr. Abbate) received a grant of RSUs. The awards will vest in full on the third anniversary of the grant date, assuming continued employment. In addition, on May 25, 2017, Mr. Smith received a grant of RSUs that vest on the first, second, third and fourth anniversaries of the grant date, assuming continued employment. On January 1, 2018, Mr. Watkoske received a grant of RSUs that vest on the second and third anniversaries of the grant date, assuming continued employment. On July 1, 2018, Mr. Abbate received two grants of RSUs (a 2018 annual grant that will vest in full on the third anniversary of the grant date and a one-time sign on grant that vests on the second, third and fourth anniversaries of the grant date, in both cases, assuming continued employment). Dividend equivalents are not paid on unvested awards. If vested, the awards are paid in shares of common stock following the end of the vesting period.

Performance Share Units.    On January 1, 2017 and January 1, 2018, each NEO (other than Mr. Abbate) received a grant of PSUs. On January 1, 2019, each NEO (including Mr. Abbate) received a grant of PSUs. On July 1, 2018, Mr. Abbate received a grant of PSUs. A portion of these awards (62.5%) vest based on annual Adjusted EBITDA performance during the three-year vesting period and the remaining portion (37.5%) vest based on the Company's TSR performance relative to the TSR Performance Peer Group for the performance periods during the three-year vesting period. Dividend equivalents are not paid on unvested awards. The ultimate value of the awards will depend on the number of shares earned and the price of the Company's common stock at the time the awards vest. See "Elements of our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2019" for additional information.

	Stock Awards

	Restricted Stock Units		Performance Share Unit Awards

Name	Number of Shares or Units of Stock Held That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (2)	Number of Shares or Units of Stock Held That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock Held That Have Not Vested ($) (4)

Mary A. Laschinger	81,887	1,610,717	251,117	4,939,471

Stephen J. Smith	43,731	860,189	63,916	1,257,228

Thomas S. Lazzaro	11,856	233,208	34,452	677,671

Salvatore A. Abbate	21,596	424,793	29,228	574,915

Daniel J. Watkoske	46,770	919,966	36,881	725,449

(1)
For all NEOs other than Mr. Lazzaro, represents the number of shares that will vest in full during 2020, 2021 and 2022 assuming continued employment through that date. For Mr. Lazzaro, represents the sum of 3,581 shares that vested on January 1, 2020 and 8,275 shares that will vest on March 31, 2020 pursuant to the terms of the Separation Agreement. The shares that vested or will vest assuming continued employment on each of January 1, 2020, January 1, 2021 and January 1, 2022 are: 13,023, 31,920, and 36,944, respectively, for Ms. Laschinger; 4,195, 7,802, and 9,211, respectively, for Mr. Smith; 0, 0, and 6,279, respectively, for Mr. Abbate; and 19,360, 21,131, and 6,279, respectively, for Mr. Watkoske. In addition, for Mr. Smith, the shares that will vest assuming continued employment on each of May 25, 2020 and May 25, 2021, are 11,261 and 11,262, respectively. In addition, for Mr. Abbate, the shares that will vest assuming continued employment on each of July 1, 2020, July 1, 2021, and July 1, 2022 are 6,273, 5,906, and 3,138, respectively. RSUs are paid out in shares of common stock to the NEOs.

(2)
Represents the number of RSUs multiplied by the closing price of the Company's common stock on December 31, 2019 (the last trading day of fiscal 2019), which was $19.67.

(3)
Represents the actual number of PSUs that could vest following the end of the performance period. The ultimate number of shares issued under the PSU awards depends on the number of units earned and the price of our common stock on the actual vesting date. For additional information, refer to "Summary Compensation Table" and "Elements of Our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2019." The performance period ended on December 31, 2019 for the PSUs granted on January 1, 2017. The assumed number of Adjusted EBITDA PSUs was based on 78% actual achievement (74% for one-third, 103% for one-third and 56% for one-third) and the number of TSR PSUs was based on 0% actual achievement. The performance period ends on December 31, 2020 for the PSUs granted on January 1, 2018 and on December 31, 2021 for the PSUs granted on January 1, 2019. The assumed value of the number of Adjusted EBITDA PSUs is based on 103% for one-third, 56% for one-third and 100% for the remaining third for the grant on January 1, 2018 and is based on 56% for one-third and 100% for the remaining two-thirds for the grant on January 1, 2019. The assumed value of the number of TSR PSUs is based on 158% for one-third, 0% for one-third, and 100% for the remaining third for the grant on January 1, 2018 and is based on 0% for one-third and 100% for the remaining two-thirds for the grant on January 1, 2019.

(4)
Represents the number of PSUs described in footnote 3 multiplied by the closing price of the Company's common stock on December 31, 2019 (the last trading day of fiscal 2019), which was $19.67.

OPTION EXERCISES AND STOCK VESTED

There were no option exercises during the 2019 fiscal year. The table below provides information about the vesting of RSUs and PSUs during the 2019 fiscal year. See "Elements of Our Executive Compensation Program—Long-Term Incentive Program in Place for Grants in 2019" for additional information.

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Mary A. Laschinger	76,499	2,134,298

Stephen J. Smith	35,301	886,470

Thomas S. Lazzaro	21,035	586,870

Salvatore A. Abbate	-	-

Daniel J. Watkoske	11,800	329,216

(1)
Represents the total number of shares that vested in full during 2019 before any withholding of shares to pay taxes. The shares that vested include RSUs granted on January 1, 2016 that vested based on continued employment of 19,326 for Ms. Laschinger; 6,073 for Mr. Smith; 5,314 for Mr. Lazzaro and 2,981 for Mr. Watkoske. In addition, the shares that vested for Mr. Smith include 11,261 RSUs that vested on May 25, 2019 based on continued employment. The shares that vested also include PSUs granted on January 1, 2016 that vested on February 28, 2019 based on adjusted EBITDA performance of 41,713 for Ms. Laschinger; 13,110 for Mr. Smith; 11,470 for Mr. Lazzaro and 6,435 for Mr. Watkoske and PSUs that vested based on TSR performance relative to a peer group of companies of 15,460 for Ms. Laschinger; 4,857 for Mr. Smith; 4,251 for Mr. Lazzaro and 2,384 for Mr. Watkoske. The number of Adjusted EBITDA PSUs vested based on 86% actual achievement (82% for one-third, 74% for one-third and 103% for one-third) and the number of TSR PSUs vested based on 53% actual achievement (0% for two-thirds and 160% for one-third). RSUs and PSUs are paid out in shares of common stock to the NEOs.

(2)
Represents the total number of RSUs and PSUs that vested in full during 2019 multiplied by the closing price of the Company's common stock on the vesting dates of $24.97 on January 1, 2019, $28.89 on February 28, 2019 and $19.16 on May 25, 2019.

PENSION AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN BENEFITS AND DEFERRED COMPENSATION

None of our NEOs participate in any pension plan, supplemental executive retirement plan or non-qualified deferred compensation plan.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments to the CEO Upon Termination or Change in Control

The separation provisions for Ms. Laschinger provided in her Employment Agreement include the following:

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to her death or disability, by the Company for cause or by Ms. Laschinger without good reason (including for non-extension of the Employment Agreement beyond the stated term), the Company will pay all accrued benefits (as defined in the Employment Agreement) and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated by the Company without cause (including for non-extension of the Employment Agreement beyond the stated term) or by Ms. Laschinger for good reason, in addition to the accrued benefits, the Company will pay a pro-rata bonus for the year in which the termination occurs, additional cash compensation equal to two times the sum of Ms. Laschinger's then-current base salary and target bonus, partial reimbursement of COBRA continuation coverage as provided in the Employment Agreement and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to retirement, defined as age 60 or older with five or more years of service ("Retirement"), in addition to the accrued benefits, the Company will pay a pro-rata bonus for the year in which the termination occurs and payment of long-term incentive awards as provided in the Employment Agreement and respective equity award agreements.

  •
  In the event Ms. Laschinger's employment with the Company is terminated due to Retirement following the successful implementation of a chief executive officer succession plan, in addition to the accrued benefits, the Company will pay a prorated bonus for the year in which the Retirement occurs, and any outstanding equity grants awarded to her six months or more prior to her Retirement will become fully vested and the performance goals applicable to any pending performance periods will be deemed to have been achieved at the greater of the actual level of performance or the target level of performance. Ms. Laschinger was not eligible for retirement as of the end of the 2019 fiscal year so a Retirement column is not included in the chart below.

  •
  "Good reason" is defined in the Employment Agreement as: the assignment of duties inconsistent with the CEO position or an adverse alteration in the nature or status of her responsibilities; a diminution in salary or target bonus, or failure to pay any compensation or benefits due; a relocation of the primary work location by more than 50 miles from the metropolitan area of Atlanta, Georgia; the failure to appoint or reappoint Ms. Laschinger as Chairman of the Board; in the event the UWWH Stockholder or Bain Capital acquires a majority of the shares of the Company and if thereafter they replace more than two directors whose appointment is not a replacement of a director previously appointed; or any material failure by the Company to satisfy its obligations under Sections 1 through 6 of the Employment Agreement.

The Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

The chart below provides disclosure regarding the benefits that would have been provided to Ms. Laschinger had any of the events referenced below occurred on December 31, 2019, the last day of our most recently completed fiscal year.

Potential Payments Upon Termination or Change in Control for Ms. Laschinger

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (not related to Change in Control) ($)	Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change in Control) ($)	Disability ($)	Death ($)

2019 AIP Bonus(1)	-	1,012,700	-	1,012,700	1,012,700	1,012,700

Cash Severance Benefit	-	4,715,000	-	4,715,000	-	-

Long-Term Incentive(2)	-	3,608,717	-	6,550,169	3,608,717	3,608,717

Medical Continuation Benefits(3)	-	23,814	-	23,814	-	-

(1)
Ms. Laschinger must be employed on the date the bonus is paid in March 2020 except in the event of a company-initiated termination not-for-cause, resignation for good reason, change in control or termination due to disability or death.

(2)
In the event Ms. Laschinger's employment is terminated due to disability, death, company-initiated termination not-for-cause or terminated by Ms. Laschinger for good reason (each a "qualifying termination"), Ms. Laschinger is entitled to payment of the awards, pro-rated for the period of her continuous employment during the period from the grant date through the termination date and the value of the PSUs is calculated based on actual Company performance following the end of the performance period. In the event of a qualifying termination following a change in control, Ms. Laschinger is deemed to have satisfied 100% of any continued employment requirement and the value of the PSUs is calculated based on actual Company performance. The LTI award values in the table are shown at actual performance achievement for 2017, 2018 and 2019 and at target (100%) performance achievement for future periods. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 31, 2019 (the last trading day of fiscal 2019), which was $19.67.

(3)
Includes the projected value of payment of medical premiums under COBRA continuation as provided in the employment agreement.

POTENTIAL PAYMENTS TO THE OTHER NEOS UPON TERMINATION OR CHANGE IN CONTROL

For the NEOs other than Ms. Laschinger, benefits due upon a separation of employment are provided by the Executive Severance Plan, which was adopted by the Company in March 2015. In addition, the Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

In general, the Executive Severance Plan provides separation pay and benefits to covered participants (including the NEOs other than Ms. Laschinger) in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In the event the Company terminates an NEO's employment without cause, the Company will pay 18 months' base salary and medical coverage continuation. If the termination date occurs on or after July 1 of the year in which the termination occurs, the NEO is entitled to receive a pro-rata bonus for that year. In addition, Messrs. Smith, Lazzaro and Watkoske, having been employed by Veritiv on the effective date of the Executive Severance Plan, are entitled to receive a pro-rata portion of unvested Long-Term Incentive Awards.

In the event of an NEO's death, the NEO's beneficiary would be entitled to immediate vesting at target of a portion of unvested Long-Term Incentive Awards pro-rated for service and, in the event the death occurred on or after July 1, the beneficiary would be entitled to receive a pro-rata bonus for the year in which the termination occurs.

In the event of an NEO's disability, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards pro-rated for service and based on actual Company performance and, in the event the death occurred on or after July 1, the NEO would be entitled to receive a pro-rata bonus for the year in which the termination occurs.

In the event of an NEO's retirement, defined as age 60 or older with five or more years of service, the NEO would be entitled to vesting of a portion of unvested Long-Term Incentive Awards pro-rated for service and based on actual Company performance and a pro-rata bonus for the year in which the retirement occurs. None of the NEOs were eligible for retirement as of the end of the 2019 fiscal year, so a Retirement column is not included in the charts below.

In the event of an employment termination by Veritiv without cause or by the executive for "good reason," within twenty-four months following, or within six months prior to, a change in control, the Executive Severance Plan provides that the NEOs would be entitled to two times the sum of the NEO's base salary and target AIP bonus. In addition, the NEO is entitled to a pro-rata AIP bonus calculated at target (100%) performance and medical coverage for eighteen months. A "change in control" is defined in the Executive Severance Plan and the 2014 Omnibus Incentive Plan to include consummation of certain mergers, the acquisition of more than 50% of the combined voting power of the Company's voting securities, the sale of all or substantially all of the Company's assets, shareholder approval of a complete liquidation or dissolution, and a change in the majority of the Board. Termination for "good reason" under the Executive Severance Plan includes a relocation of an NEO's primary work location by more than fifty miles from the current location, material diminution in authority, duties or responsibilities or material reduction in salary, target bonus or material failure to satisfy obligations under an NEO's offer letter. In addition, the NEO is entitled to vesting of the Long-Term Incentive Awards without pro-ration for actual service and based on actual company performance for completed periods and target (100% company performance) for pending periods in the event of a qualifying employment termination following a change in control.

In addition to the benefits described above, Mr. Abbate's offer letter provides for the following in the event of his death or involuntary not-for-cause separation of employment with the Company: payment of any unpaid installments of his cash sign-on bonus and the vesting of one-half of his sign-on equity grant, which would otherwise vest on July 1, 2020.

The charts below provide disclosure regarding the benefits that would have been provided to Messrs. Smith, Abbate and Watkoske had any of the events referenced below occurred on December 31, 2019, the last day of our most recently completed fiscal year.

Potential Payments Upon Termination or Change in Control for Messrs. Smith, Abbate and Watkoske

Benefits and Payments Upon Termination	Voluntary Termination or Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination ($)	Resignation for Good Reason Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change-In- Control) ($)	Death ($)	Disability ($)

Stephen J. Smith

2019 AIP Bonus (1)	-	382,584	382,584	503,400	382,584	382,584

Cash Severance Benefit (2)	-	888,413	888,413	2,191,350	-	-

Long-Term Incentive (3)	-	1,281,461	1,281,461	2,117,416	1,559,752	1,281,461

Medical Continuation Benefits (4)	-	33,930	33,930	33,930	33,930	33,930

Salvatore A. Abbate

2019 AIP Bonus (1)	-	319,200	319,200	420,000	319,200	319,200

Cash Severance Benefit (2)	-	840,000	840,000	1,960,000	-	-

Long-Term Incentive (3)	-	123,390	-	999,708	518,600	437,146

Medical Continuation Benefits (4)	-	35,838	35,838	35,838	35,838	35,838

Cash Bonus (5)	-	250,000	-	-	250,000	-

Daniel J. Watkoske

2019 AIP Bonus (1)	-	319,200	319,200	420,000	319,200	319,200

Cash Severance Benefit (2)	-	840,000	840,000	1,960,000	-	-

Long-Term Incentive (3)	-	1,078,152	1,078,152	1,645,415	1,224,713	1,078,152

Medical Continuation Benefits (4)	-	29,862	29,862	29,862	29,862	29,862

  (1)
  Under the 2019 AIP, in the event of death, disability or a company-initiated not-for-cause termination or resignation by the NEO for good reason on or after July 1, 2019, the participant (or his or her heirs) is entitled to a pro-rata AIP award based on actual Company and individual performance. Under the Executive Severance Plan, in the event of a qualifying employment termination following a change in control, the NEO is entitled to a pro-rata AIP award based on target (100%) performance.

  (2)
  Under the Executive Severance Plan, in the event of a company-initiated not-for-cause termination or resignation by the NEO for good reason, the NEO is entitled to a cash severance payment equal to eighteen months' base salary or in the event of a qualifying employment termination following a change in control the NEO is entitled to two times the sum of base salary and target AIP bonus.

  (3)
  Under the Veritiv Corporation 2014 Omnibus Incentive Plan, the Executive Severance Plan and the equity award agreements, in the event of disability or company-initiated not-for-cause termination or resignation by the NEO for good reason, Messrs. Smith and Watkoske, having been employed by Veritiv on the effective date of the Executive Severance Plan, are entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. In the event of an NEO's death, the NEO's heirs are entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at target (100%) performance. The NEO is entitled to full vesting of LTI awards in the event of a qualifying employment termination following a change in control. In addition to the benefits described above, in the event of his death or company-initiated not-for-cause termination, Mr. Abbate is entitled to vesting of one-half of his sign-on equity grant (which would otherwise vest on July 1, 2020 assuming continued employment with the Company) pursuant to the terms of his offer letter. The LTI award values in the table are shown at actual performance achievement for 2017, 2018 and 2019 and at target (100%) performance achievement for future periods. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 31, 2019 (the last trading day of fiscal 2019) of $19.67.

  (4)
  Includes the projected value of payment of medical premiums under COBRA continuation for eighteen months as provided in the Executive Severance Plan.

  (5)
  Mr. Abbate's offer letter provides that, in the event of his death or involuntary not-for-cause separation of employment with the Company, the installment of his cash sign-on bonus (that was unpaid as of December 31, 2019) will be paid to him or his heirs.

PAYMENTS UPON MR. LAZZARO'S SEPARATION OF EMPLOYMENT

Payments and benefits resulting from Mr. Lazzaro's separation of employment from the Company are shown in the chart below. These payments began in fiscal 2019. Mr. Lazzaro's last day with the Company will be March 31, 2020. See "Separation Agreement" above for additional information.

Benefits and Payments Upon Separation	Involuntary Not for Cause Termination ($)

Cash Payment (1)	1,365,351

Cash Severance Benefit (2)	862,538

Long-Term Incentive (3)	910,918

Medical Continuation Benefits (4)	26,208

  (1)
  Mr. Lazzaro's separation agreement provides for a payment of $316,910 in lieu of his 2019 AIP bonus, to which he was entitled under the AIP, and a payment of $1,048,441 in lieu of shares that would have been issued upon vesting of 51,903 RSUs, to which he was entitled under the Executive Severance Plan. The RSUs were valued at a stock price of $20.20 on December 6, 2019 (the date on which Mr. Lazzaro's separation agreement was executed). This payment was made in 2019 and is reported in the Summary Compensation Table above.

  (2)
  Under the Executive Severance Plan, in the event of a company-initiated not-for-cause termination, the NEO is entitled to a cash severance payment equal to eighteen months' base salary.

  (3)
  Under the Veritiv Corporation 2014 Omnibus Incentive Plan, the Executive Severance Plan and the equity award agreements, in the event of company-initiated not-for-cause termination, Mr. Lazzaro, having been employed by Veritiv on the effective date of the Executive Severance Plan, is entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. The LTI value in the table includes his 2017 LTI award that will vest prior to his last day with the Company on March 31, 2020. The LTI award value in the tables is shown at actual performance achievement for 2017, 2018 and 2019 and at target (100%) performance achievement for future periods. The value of the LTI award is calculated using the closing price of the Company's common stock on December 31, 2019 (the last trading day of fiscal 2019) of $19.67.

  (4)
  Includes the projected value of payment of medical premiums under COBRA continuation for eighteen months as provided in the Executive Severance Plan.

EQUITY COMPENSATION PLAN

Information about our equity compensation plan as of December 31, 2019 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a) (1)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (2)

Equity compensation plans approved by security holders	1,564,109	—	1,027,910

Equity compensation plans not approved by security holders	—	—	—

Total	1,564,109	—	1,027,910

  (1)
  This column includes unvested RSUs and unvested PSUs that may be paid out in common shares. The Company grants a small number of cash-settled units to LTI program participants in countries outside the U.S., which are excluded from this column.

  (2)
  This column includes the number of securities remaining available for issuance under the Veritiv Corporation 2014 Omnibus Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, no Company executive officer or director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

CEO PAY RATIO

Pursuant to SEC rules adopted according to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to disclose the ratio of its median employee's annual total compensation to the annual total compensation of its principal executive officer. The Company's principal executive officer is Mary A. Laschinger, Chairman of the Board and Chief Executive Officer.

Ms. Laschinger had 2019 annual total compensation of $7,029,660 as reflected in the Summary Compensation Table included in this proxy. Our median employee's annual total compensation for 2019 was $58,644. As a result, we estimate that Ms. Laschinger's 2019 annual total compensation was approximately 120 times that of our median employee.

In determining the median employee, a listing was prepared of all employees in the United States, Canada and Mexico as of January 1, 2019 (excluding Ms. Laschinger). This list includes approximately 8,000 employees including approximately 6,300 employees in the United States, 980 employees in Canada and 600 employees in Mexico. Employees in the following countries were excluded from the list: one employee in Belgium, 94 employees in China, three employees in Malaysia and two employees in Taiwan. Total cash compensation paid from January 1, 2019 to December 31, 2019 was gathered for each employee. Total cash compensation for employees in Canada and Mexico was converted to U.S. dollars using the currency exchange rates of 0.77 for Canadian dollars and 0.053 for Mexican pesos. The median amount was selected from the list.

We calculated the median employee's 2019 compensation as it would appear in the Summary Compensation Table and compared that amount to Ms. Laschinger's 2019 compensation as it appears in the Summary Compensation Table. The pay ratio disclosed is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

As required by Section 14A of the Exchange Act, we are offering our shareholders an opportunity to cast an advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.

As described above, we believe our executive compensation program aligns the interests of the Company's executives and other key employees with those of the Company and our shareholders in order to drive shareholder value over the long term. The executive compensation program designed by our Compensation and Leadership Development Committee is intended to attract, retain and motivate high caliber executive talent to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

    "RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of Veritiv Corporation's named executive officers, as described in the proxy statement for the 2020 annual meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables."

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
THE RESOLUTION ABOVE RELATING TO THE COMPENSATION OF THE COMPANY'S NAMED
EXECUTIVE OFFICERS

FINANCIAL INFORMATION

The Company's annual report for the year ended December 31, 2019 is included in the proxy materials that are posted at http://www.veritivcorp.com/2019annualreport and referenced in the Notice of Internet Availability of Proxy Materials that has been made available to all shareholders.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Any shareholder who intends to present a proposal at our 2021 annual meeting of shareholders and who wishes to have the proposal considered for inclusion in our proxy statement and form of proxy for that annual meeting must deliver the proposal to our Corporate Secretary so that it is received no later than November 12, 2020 and must comply with the additional requirements established by the SEC. In addition, if a shareholder intends to present a proposal (including with respect to director nominations) at our 2021 annual meeting of shareholders without the inclusion of that proposal in the Company's proxy materials, the shareholder proposal must be received at our principal executive offices, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, no sooner than November 12, 2020 and no later than December 12, 2020 and must otherwise comply with the Company's bylaws.

HOUSEHOLDING OF PROXY MATERIALS

We are taking advantage of the SEC's householding rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. If you are a shareholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Veritiv Corporation at (770) 391-8200 or by mail to 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another shareholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

OTHER MATTERS

We do not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the persons authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important shareholder responsibility.

By Order of the Board of Directors,

Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary

March 12, 2020

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 pm, (ET), on April 28, 2020 Online Go to www.envisionreports.com/VRTV or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. www.envisionreports.com/VRTV Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Shantella E. Cooper 02 - David E. Flitman 03 - Daniel T. Henry 04 - Mary A. Laschinger 05 - Tracy A. Leinbach 06 - Stephen E. Macadam 07 - Michael P. Muldowney 08 - Charles G. Ward, III For Against Abstain For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2020. 3. To approve, on an advisory basis, the Company's executive compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 8 2 B M 037LEB B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3. 2020 Annual Meeting Proxy Card

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Veritiv Corporation Shareholders April 29, 2020, 9:00 a.m. ET Ritz-Carlton Hotel 181 Peachtree Street NE, Atlanta, Georgia 30303 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/VRTV q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting Wednesday, April 29, 2020 Mary A. Laschinger and Mark W. Hianik, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Veritiv Corporation to be held on April 29, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed herein by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees and FOR items 2-3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Veritiv Corporation Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/VRTV